UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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VISTEON CORPORATION

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	WEDNESDAY, JUNE 6, 2018
TIME:	9:00 AM EASTERN DAYLIGHT TIME
LOCATION:	GRACE LAKE LODGE
40300 TYLER ROAD
VAN BUREN TOWNSHIP, MICHIGAN

To Visteon Stockholders,

We invite you to attend our 2018 Annual Meeting of Stockholders at the Grace Lake Lodge. At this meeting, you and the other stockholders will be able to vote on the following proposals, together with any other business that may properly come before the meeting:

1.	Elect ten directors to the Board of Directors. The Board has nominated for election James J. Barrese, Naomi M. Bergman, Jeffrey D. Jones, Sachin S. Lawande, Joanne M. Maguire, Robert J. Manzo, Francis M. Scricco, David L. Treadwell, Harry J. Wilson, and Rouzbeh Yassini-Fard, all current directors.

2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2018.

3.	Provide advisory approval of the Company’s executive compensation.

4.	Provide an advisory vote on the frequency of the advisory vote on executive compensation.

You may vote on these proposals in person or by proxy. If you cannot attend the meeting, we urge you to vote by proxy, so that your shares will be represented and voted at the meeting in accordance with your instructions. Instructions on how to vote by proxy are contained in the proxy statement and in the Notice of Internet Availability of Proxy Materials. Only stockholders of record at the close of business on April 10, 2018 will be entitled to vote at the meeting or any adjournment thereof.

If you wish to attend the meeting in person, you will need to RSVP and print your admission ticket at www.proxyvote.com. An admission ticket together with photo identification must be presented in order to be admitted to the meeting. Please refer to page 1 of the proxy statement for further details.

By order of the Board of Directors

Heidi A. Sepanik

Secretary

The accompanying proxy statement is dated April 26, 2018 and, together with the enclosed form of proxy card and Notice of Internet Availability of Proxy Material, is first being mailed to stockholders of Visteon on or about April 26, 2018.

VISTEON CORPORATION

One Village Center Drive

Van Buren Township, Michigan 48111

PROXY STATEMENT

April 26, 2018

INTRODUCTION

The Board of Directors of Visteon Corporation (“Visteon,” the “Company,” “we,” “us” or “our”) is soliciting your proxy to encourage your participation in the voting at the Annual Meeting of Stockholders. You are invited to attend the Annual Meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy. As shown in the Notice of Annual Meeting, the Annual Meeting will be held on Wednesday, June 6, 2018, at the Grace Lake Lodge in Van Buren Township, Michigan. Directions to the meeting location can be found in Appendix B.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2018

Our Notice of Annual Meeting and Proxy Statement, Annual Report to Stockholders, electronic proxy card and other Annual Meeting materials are available on the Internet at www.proxyvote.com, together with any amendments to any of these materials that are required to be furnished to stockholders. The Notice of Internet Availability of Proxy Materials contains important information, including instructions on how to access and review the proxy materials online and how to vote your shares over the Internet or by telephone. If you receive a Notice, you will not receive a paper or email copy of the proxy materials unless you request one in the manner set forth in the Notice.

MEETING ADMISSION

To attend the meeting, you will need to bring an admission ticket and photo identification. You will need to print an admission ticket in advance by visiting www.proxyvote.com and following the instructions there. You will need the 12-digit control number to access www.proxyvote.com. You can find your control number on:

Your proxy card included with this proxy statement if it was mailed to you; or

Your voting instruction card if you hold your shares in street name through a broker or other nominee.

If you are not a record date stockholder, you may be admitted to the meeting only if you have a valid legal proxy from a record date stockholder who has obtained an admission ticket. You must present that proxy and admission ticket, as well as valid photo identification, at the entrance to the meeting.

For questions about admission to the Annual Meeting, please contact our Investor Relations department at (734) 710-8349.

VOTING

How to Vote Your Shares

If you are a registered stockholder, you can vote at the meeting any shares that were registered in your name as the stockholder of record as of the record date. If your shares are held in “street name” through a broker, bank or other nominee, you are not a holder of record of those shares and cannot vote them at the Annual Meeting unless you have a legal proxy from the holder of record. If you plan to attend and vote your street name shares at the Annual Meeting, you should request a legal proxy from your broker, bank or holder of record and bring it with you to the meeting.

Whether or not you plan to attend the meeting, we strongly encourage you to vote by proxy prior to the meeting. You may vote your shares prior to the meeting by following the instructions provided in the Notice of Internet Availability of Proxy Materials, this proxy statement and the voter website, www.proxyvote.com. If you requested a paper copy of the proxy materials, voting instructions are also contained on the proxy card enclosed with those materials.

If you are a registered stockholder, there are three ways to vote your shares before the meeting:

By Internet (www.proxyvote.com): Use the Internet to transmit your voting instructions until 11:59 p.m. EDT on June 5, 2018. Have your Notice of Internet Availability of Proxy Materials or proxy card with you when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

By telephone (1-800-690-6903): Use any touch-tone telephone to submit your vote until 11:59 p.m. EDT on June 5, 2018. Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you call and then follow the instructions you receive from the telephone voting site.

By mail: If you requested a paper copy of the proxy materials, mark, sign and date the proxy card enclosed with those materials and return it in the postage-paid envelope we have provided. To be valid, proxy cards must be received before the start of the Annual Meeting. Proxy cards should be returned to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If your shares are held in street name, your broker, bank or other holder of record may provide you with a voting instruction card. Follow the instructions on the card to access our proxy materials and vote online or to request a paper or email copy of our proxy materials. If you received these materials in paper form, the materials included a voting instruction card so you can instruct your broker, bank or other holder of record how to vote your shares.

You should provide voting instructions for all proposals appearing on the proxy/voting instruction card. The persons named as proxies on the proxy card will vote your shares according to your instructions. However, if you do not provide voting instructions with your proxy, then the designated proxies will vote your shares for the election of the nominated directors, for the ratification of the Company’s independent registered public accounting firm, for the approval of the Company’s executive compensation, and for the “one year” frequency option for the advisory vote on executive compensation. If any nominee for election to the Board is unable to serve, which is not anticipated, or if any other matters properly come before the meeting, then the designated proxies will vote your shares in accordance with their best judgment.

How to Revoke Your Proxy

If you are a registered stockholder, you can revoke your proxy and change your vote at any time prior to the Annual Meeting by:

Notifying our Corporate Secretary in writing at One Village Center Drive, Van Buren Township, Michigan 48111 (the notification must be received by the close of business on June 5, 2018);

Voting again by Internet or telephone prior to 11:59 p.m. EDT on June 5, 2018 (only the latest vote you submit will be counted); or

Submitting a new properly signed and dated paper proxy card with a later date (your proxy card must be received before the start of the Annual Meeting).

If your shares are held in street name, you should contact your broker, bank or other holder of record about revoking your voting instructions and changing your vote prior to the meeting.

If you are eligible to vote at the Annual Meeting, you also can revoke your proxy or voting instructions and change your vote at the Annual Meeting by submitting a written ballot before the polls close.

Stockholders Entitled to Vote and Ownership

You are entitled to one vote at the Annual Meeting for each share of the Company’s common stock that you owned of record at the close of business on April 10, 2018. As of April 10, 2018, the Company had issued and outstanding

29,545,165 shares of common stock. Information regarding the holdings of the Company’s stock by directors, executive officers and certain other beneficial owners can be found beginning on page 15.

A list of the stockholders of record entitled to vote at the Annual Meeting will be available for review by any stockholder, for any purpose related to the meeting, between 9:00 a.m. and 5:00 p.m. at the principal offices of the Company, located at One Village Center Drive, Van Buren Township, Michigan 48111, for ten days before the meeting.

Required Vote to Approve the Proposals

The Company’s Bylaws require that a majority of the Company’s common stock be represented at the Annual Meeting, whether in person or by proxy, for the quorum that is needed to transact any business.

Election of Directors. To be elected, directors must receive a majority of the votes cast (the number of shares voted “For” a director nominee must exceed the number of votes cast “Against” that nominee), except in the event of a contested election. A properly executed proxy marked “Abstain” with respect to such matter will not be counted as votes “For” or “Against” a director, although it will be counted for purposes of determining whether there is a quorum. In the event of a contested election (where the number of nominees exceeds the number of vacancies), the affirmative vote of a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors would be required for the election of directors. A properly executed proxy marked to withhold authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Other Proposals. For each proposal other than the election of directors, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in street name through a broker or other nominee and you do not give voting instructions at least ten days before the meeting to your broker or other nominee, then your broker or other nominee may exercise voting discretion only with respect to matters considered to be “routine” by stock exchange rules, such as the ratification of the appointment of the independent registered public accounting firm. On non-routine matters, such as the election of directors and the other proposals, the brokers or other nominees cannot vote your shares absent voting instructions from the beneficial holder, resulting in so-called “broker non-votes.” Broker non-votes are not deemed to be votes cast, and as a result have no effect on the outcome of any matters presented, but will be counted in determining whether there is a quorum.

Where to Find Voting Results

The Company will publish the voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the voting results are known. You will also find the results in the investor information section of the Company’s website (www.visteon.com/investors).

Cost of Solicitation

The Company’s directors, officers and employees may solicit proxies in person or by telephone, mail, email, telecopy or letter. The Company will pay for soliciting these proxies as well as reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners.

ITEM 1. ELECTION OF DIRECTORS

The first proposal on the agenda for the Annual Meeting will be electing ten directors to hold office until the Annual Meeting of Stockholders to be held in 2019. We expect each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of directors serving on the Board.

The Company’s Bylaws provide that in any uncontested election (an election in which the number of nominees for director is not greater than the number to be elected), each director shall be elected if the number of votes cast “for” the nominee’s election exceed the number of votes cast “against” that nominee’s election. The Bylaws also provide that any nominee who does not receive more votes cast “for” the nominee’s election than the number of votes cast “against” that nominee in an uncontested election is expected to promptly tender his or her resignation to the Chairman of the Board, which resignation shall be promptly considered through a process managed by the Corporate Governance and Nominating Committee, to determine if a compelling reason exists for concluding that it is in the best interests of the Company for such incumbent to remain a director based on certain factors. The Corporate Governance and Nominating Committee shall provide its recommendation to the Board with respect to any tendered resignation within 14 days of the certification of the election voting results and such recommendation shall be acted on by the Board within 30 days of the certification of the voting results. If a resignation offer is not accepted by the Board, it will publicly disclose its decision, including a summary of reasons for not accepting the offer of resignation. In a contested election (an election in which the number of nominees for director is greater than the number to be elected), the directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Director Nomination Process

The Corporate Governance and Nominating Committee assesses all director candidates, whether submitted by management, a stockholder or otherwise, and recommends nominees for election to the Board. In March 2018, the Corporate Governance and Nominating Committee determined that all incumbent directors wishing to stand for election this year should be re-nominated to stand for election at this Annual Meeting. The key considerations for Board candidates in this process included: specific skills and intellectual capital aligned with the Company’s future strategic and operating plans, strong commitment to increasing shareholder value, core business competencies, including a record of success, financial literacy, a high degree of ethics and integrity, interpersonal skills, enthusiasm, independence and prior board experience. The Board considers diversity to be an important factor in the selection and nomination of director candidates. Although the Board does not establish specific goals with respect to diversity, the Board’s overall diversity is a significant consideration in the nomination process. This process resulted in selecting a Board that would have a diversity of international perspectives and technology expertise in light of the Company’s global cockpit electronics and autonomous driving business. The current nominees range in age from forty-six to sixty-eight, two are female, one resides outside of the United States, and the average tenure of the directors on the Board is 3.8 years.

The Board concurred with the recommendations of the Corporate Governance and Nominating Committee. The specific experiences, qualifications and skills that were considered in their initial selection, and considered by the Board in their nomination, are included in the matrix below and after each of the individual biographies. All the nominees are current directors who have been elected by stockholders at the last annual meeting of stockholders.

Summary of Qualifications of Director Nominees

The following table highlights the specific skills, experience, qualifications and attributes that each of the director nominees brings to the Board. A particular director may possess other skills, experience, qualifications or attributes even though they are not indicated below.

Visteon Board of Directors
	Barrese	Bergman	Jones	Lawande	Maguire	Manzo	Scricco	Treadwell	Wilson	Yassini
Skills & Experience
Public Company Board Experience	X	X	X	X	X	X	X	X	X	X
Automotive Industry Experience			X	X		X		X	X	X
Senior Leadership Experience	X	X	X	X	X	X	X	X	X	X
International Business Experience	X		X	X	X		X		X	X
Financial Literacy	X	X		X	X	X	X	X	X
Technology/Systems Expertise	X	X		X	X					X
Marketing/Sales Experience		X		X			X		X	X
Academic/Research Experience	X				X					X
Military Service	X
Government/Public Policy Expertise			X		X				X
Demographic Background
Visteon Board Tenure (Years)	1	1	7	2	3	5	5	5	6	3
Male (M)/ Female (F)	M	F	M	M	F	M	M	M	M	M
Age	49	54	65	50	64	60	68	63	46	59

Nominees for Directors

James J. Barrese is 49 years old. He has been a director of Visteon since January 2, 2017. Mr. Barrese is the former Chief Technology Officer and Senior Vice President, Payment Services Business of Paypal, Inc., a digital and mobile payments company, a position he held from February 2015 to June 2016. Prior to that he was Paypal’s Chief Technology Officer from February 2012 to January 2015 and Vice President of Global Product Development from August 2011 to January 2012. Mr. Barrese spent nearly 10 years in executive technology roles at eBay, Inc., he served as Vice President of engineering at Charitableway.com, Inc., was a manager at Andersen Consulting, Inc. and a programmer in the Materials Science Department at Stanford University. He is also a veteran of the U.S. military. Mr. Barrese is the owner of the consulting company Altos Group and he currently also serves on the boards of Marin Software, Merrill Corporation, and Idemia.

Mr. Barrese has a deep knowledge of digital transformation, technology strategy, architecture, analytics and cloud computing.

Naomi M. Bergman is 54 years old. She has been a director of Visteon since October 1, 2016. Ms. Bergman is a senior executive officer of Advance/Newhouse companies, a multimedia company, a position she has held since May 2016. Prior to that, she served as President of Bright House Networks, LLC, a cable service provider, from 2007 to 2016. Ms. Bergman currently serves on the boards of privately-held companies 1010data, Black & Veatch, and Mediamorph. Ms. Bergman also serves on the Federal Communications Commission Technical Advisory Committee,

the Board of Trustees for the University of Rochester, and she is a board member of non-profit organizations The Cable Center, Adaptive Spirit and One Revolution. During the past five years, she also served on the board of CableOne, Inc.

Ms. Bergman brings to the Board her experience and expertise in technology and operations from her experiences in the cable and telecommunications industry.

Jeffrey D. Jones is 65 years old and he has been a director of Visteon since October 1, 2010. Mr. Jones is an attorney with Kim & Chang, a South Korea-based law firm, a position he has held since 1980. Mr. Jones serves as Chairman of the Board of Partners for Future Foundation and Ronald McDonald House Charities of Korea, both Korean non-profit foundations.

Mr. Jones has over thirty years of international legal experience, with particular focus on Asia. He has served on the boards of multinational companies and has been active in civic and charitable activities. He has served as chairman of the American Chamber of Commerce in Korea, as an advisor to several organizations and government agencies in Korea, and as a recognized member of the Korean Regulatory Reform Commission.

Sachin S. Lawande is 50 years old and he has been Visteon’s Chief Executive Officer, President and a director of the Company since June 29, 2015. Before joining Visteon, Mr. Lawande served as Executive Vice President and President, Infotainment Division of Harman International Industries, Inc., an automotive supplier, from July 2013 to June 2015. From July 2011 to June 2013, he served as Executive Vice President and President of Harman’s Lifestyle Division, and from July 2010 to June 2011 as Executive Vice President and Co-President, Automotive Division. Prior to that he served as Harman’s Executive Vice President and Chief Technology Officer since February 2009. Mr. Lawande joined Harman International in 2006, following senior roles at QNX Software Systems and 3Com Corporation. He also serves on the board of directors of DXC Technology.

Mr. Lawande has extensive experience in the automotive industry, including leadership roles with a global automotive components supplier. He also has deep experience with the technology sector.

Joanne M. Maguire is 64 years old and has been a Director of Visteon since January 6, 2015. Ms. Maguire served as Executive Vice President of Lockheed Martin Space Systems Company, a provider of advanced-technology systems for national security, civil and commercial customers, from July 2006 until she retired in May 2013. Ms. Maguire joined Lockheed Martin in 2003. Prior to joining Lockheed Martin, she served in several technical leadership positions at TRW’s Space & Electronics sector, overseeing programs in engineering, advanced technology, manufacturing, and business development. Ms. Maguire also serves on the board of directors of CommScope Holdings Company, Inc. and Tetra Tech, Inc. as well as Charles Stark Draper Laboratory, Inc., a non-profit research and development organization. During the past five years, she also served on the board of Freescale Semiconductor, Inc.

Ms. Maguire has extensive experience in the technology sector, including senior leadership positions with a publicly traded company and responsibility for operations and profitability.

Robert J. Manzo is 60 years old and he has been a director of Visteon since June 14, 2012. Mr. Manzo is the founder and managing member of RJM I, LLC, a provider of consulting services to troubled companies, a position he has held since 2005. From 2000 to 2005, Mr. Manzo was a senior managing director of FTI Consulting, Inc., a global business advisory firm.

Mr. Manzo has extensive experience advising distressed companies in the automotive and other industries, and possesses financial and accounting expertise.

Francis M. Scricco is 68 years old. He was appointed Visteon’s non-Executive Chairman of the Lord on September 12, 2012, and has been a director of Visteon since August 10, 2012. Mr. Scricco is the former Senior Vice President, Global Services of Avaya, Inc., a global business communications provider, a position he held from March 2004 to February 2007 and subsequently as Senior Vice President, Manufacturing, Logistics, and Procurement until his retirement in October 2008. Mr. Scricco currently also serves on the board of Masonite International Corporation. Within the last five years, he also served on the board of directors of Tembec, Inc. and Wastequip LLC, a privately held company.

Mr. Scricco has extensive global business leadership experience, including public company board service. Mr. Scricco has spent more than twenty-five years as a senior P&L manager in six different industries. His P&L experience ranges from CEO of a venture capital technology start up to CEO of a $13 billion publicly traded Fortune 200 company.

David L. Treadwell is 63 years old and he has been a director of Visteon since August 10, 2012. Mr. Treadwell currently serves on the boards of Flagstar Bank and Matlin & Partners Acquisition Corporation, which are publicly traded on U.S. stock exchanges. Mr. Treadwell also serves on the board of Sungard A/S since February 2018, as Chairman of Grow Michigan, LLC, a $30 million mezzanine debt fund targeted to promoting economic growth in Michigan’s small business community; since July 2013, as Chairman of AGY, LLC, a producer of high tech glass fiber for a variety of global applications; since March 2016, as Chairman of WinCup LLC, a $300 million foam cup manufacturer; and since March 2017, as Chairman of U.S. Well Services, LLC, an oil and gas field services provider. Mr. Treadwell served as President and CEO of EP Management Corporation, formerly known as EaglePicher Corporation, from August 2006 to September 2011. Mr. Treadwell was EaglePicher’s chief operating officer from June 2005 to July 2006. Prior to that, he served as Oxford Automotive’s CEO from 2004 to 2005. During the past five years, Mr. Treadwell has also served on the board of directors of C & D Technologies, FairPoint Communications Inc. and Revere Industries.

Mr. Treadwell has extensive experience advising and leading distressed companies in the automotive and other industries.

Harry J. Wilson is 46 years old and he has been a Director of Visteon since July 28, 2011. He is the Chief Executive Officer of MAEVA Group, LLC, a turnaround and restructuring boutique which he founded in January 2011. Prior to that, he served as a Senior Advisor on the President’s Automotive Task Force from March 2009 to August 2009, and he was a Partner at Silver Point Capital, a credit oriented investment fund, where he joined as a Senior Analyst in May 2003 and served until August 2008. Mr. Wilson serves on the following non-public boards of directors: Youth, INC, Scarsdale Maroon & White, The Hellenic Initiative, andis Chairman of Save Our States and the Save Our States Action Fund and Co-Chair of MAEVA Social Capital, Inc. During the past five years he has served on the boards of Yahoo! Inc. and YRC Worldwide, Inc., and currently also serves on the board of Sotheby’s.

Mr. Wilson has extensive financial and transactional expertise and significant automotive industry experience.

Rouzbeh Yassini-Fard is 59 years old and has been a Director of Visteon since January 5, 2015. He is the founder of YAS Foundation, a nonprofit organization dedicated to enabling future generations with leadership skills in education, culture, and humanity. He also is the Executive Director of the University of New Hampshire’s Broadband Center of Excellence, specializing in the advancement of Broadband Internet Technology. A serial entrepreneur, he is the author of “Planet Broadband”, a history of broadband in its formative years. Dr. Yassini-Fard is known as the “father of the cable modem” for his pioneering work in broadband technology and in work leading to the creation of the cable industry’s global standards. He has previously served on the boards of LANcity, Arepa, NARAD, Broadband Access Systems, TrueChat, YAS Corp., and Entropic Communications.

Dr. Yassini-Fard has extensive executive business experience, focusing on the technology sector to further the advancement of broadband Internet technology and services to attain ubiquitous connectivity worldwide. He holds multiple patents.

The Board of Directors Recommends that You Vote FOR the Election of James J. Barrese, Naomi M. Bergman, Jeffrey D. Jones, Sachin S. Lawande, Joanne M. Maguire, Robert J. Manzo, Francis M. Scricco, David L. Treadwell, Harry J. Wilson, and Rouzbeh Yassini-Fard as Directors.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to define the role of the Board, its structure and composition, as well as set forth principles regarding director commitment expectations and compensation. The guidelines also limit the number of other boards a director may serve on and the maximum age of directors.

Board Leadership Structure

After considering evolving governance practices and its current profile, since September 2012, the Board has separated the positions of Chairman and Chief Executive Officer by appointing a non-executive Chairman. The non-executive Chairman serves in a lead capacity to coordinate the activities of the other outside directors and to perform the duties and responsibilities as the Board of Directors may determine from time to time. Currently, these responsibilities include:

•	To preside at all meetings of shareholders;

•	To convene and preside at all meetings of the Board, including executive sessions of the independent directors;

•	Develop, with the assistance of the Chief Executive Officer (the “CEO”), the agenda for all Board meetings;

•

Collaborate with the CEO, committee Chairs, and other directors to establish meeting schedules, agendas, and materials in order to ensure that all directors can perform their duties responsibly and that there is sufficient time for discussion of all agenda items;

•	Advise the CEO on the quantity, quality, and timeliness of information delivered by management to the Board and provide input so that directors can effectively and responsibly perform their duties;

•	Counsel the CEO on issues of interest or concern to directors and encourage all directors to engage the CEO with their interests and concerns;

•

Serve as a liaison on Board-related issues between directors and the CEO and management although directors maintain the right to communicate directly with the CEO or any member of management on any matter;

•	Assist the Board and the Company’s officers in assuring compliance with and implementation of the Company’s Corporate Governance Guidelines;

•	Work in conjunction with the Corporate Governance and Nominating Committee to recommend revisions, as appropriate, to the Corporate Governance Guidelines;

•	Make recommendations to the Board concerning the retention of counsel and consultants who report directly to the Board on board matters (as opposed to committee counsel or consultants);

•

Work with the Chair of each committee during the annual review of committee charters and work with the Chair of the Corporate Governance and Nominating Committee with respect to committee assignments and the recruitment and selection of new Board members;

•

Represent the Board in shareholder engagement meetings and similar activities with other stakeholders, serve as a focal point for shareholder communications addressed to directors, and advise the CEO of the timing and substance of such communications; in each case as approved by the Board;

•	Convene special meetings of the Company’s shareholders consistent with the terms of the Company’s Bylaws from time to time in effect; and

•	Help set the tone for the highest standards of ethics and integrity.

The Board believes that a non-executive Chairman can help provide effective, independent Board leadership.

Board Risk Oversight

The Board believes that its primary responsibility is to oversee the business and affairs of the Company for the protection and enhancement of shareholder value, which includes assessing major risks facing the Company and options for mitigating these risks. The committees help the Board carry out this responsibility by focusing on specific key areas of risk inherent in our business.

•

The Audit Committee oversees risks associated with financial and accounting matters, including compliance with legal and regulatory requirements, and the Company’s financial reporting and internal control systems.

•	The Corporate Governance and Nominating Committee oversees risks associated with corporate governance, including Board structure and director succession planning.

•

The Organization and Compensation Committee helps ensure that the Company’s compensation policies and practices support the retention and development of executive talent with the experience required to manage risks inherent to the business and do not encourage or reward excessive risk-taking by our executives.

•	The Finance and Corporate Strategy Committee oversees risks associated with financial instruments, financial policies and strategies, and capital structure.

The Board receives regular updates from the committees about their activities in this regard. The Company’s enterprise risk management approach utilizes an annual risk assessment consisting of management level employee interviews and surveys which identify changes to the Company’s risk exposure and overall risk environment as it relates to cybersecurity, financial, compliance, operational and strategic risk areas. The results of management’s review are reported to the Board as appropriate by the chief executive officer, chief financial officer and/or general counsel.

Director Independence

The Corporate Governance Guidelines adopted by the Board of Directors provide that a majority of the members of the Board, and each member of the Audit, Organization and Compensation, Corporate Governance and Nominating, and Finance and Corporate Strategy Committees, must meet the independence criteria of applicable law and stock exchange listing standards. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. To assist it in determining director independence, the Board of Directors has adopted the Visteon Director Independence Guidelines. The Visteon Director Independence Guidelines contain categorical standards of independence which conform to, or are more exacting than applicable law and stock exchange listing standards. In addition to applying its guidelines, the Board will consider all relevant facts and circumstances that it is aware of in making an independence determination.

The Board undertook its annual review of director independence in March 2018, and, based on the listing standards of the Nasdaq Stock Market and the Visteon Director Independence Guidelines, the Board has affirmatively determined that all of the non-employee directors, namely Ms. Bergman, Ms. Maguire and Messrs. Barrese, Jones, Manzo, Scricco, Treadwell, Wilson, and Yassini-Fard, are independent. None of these non-employee directors currently has any relationship with the Company (other than as a director or stockholder). Mr. Lawande is not independent due to his employment as a senior executive of the Company.

Meetings and Executive Sessions

During 2017, the Board of Directors held ten (10) regularly scheduled and special meetings and took action by written consent three (3) times in lieu of a meeting. Under the Company’s Corporate Governance Guidelines, directors are expected to attend all scheduled Board and committee meetings as well as the Company’s Annual Meeting of Stockholders. No director attended less than 75% of the aggregate number of meetings of the Board and Board committees on which he or she served during 2017. All current directors who were also on the Board at the time of such meeting attended the last Annual Meeting of stockholders in 2017.

Pursuant to the Corporate Governance Guidelines, the non-employee directors meet without management at the end of every regularly scheduled Board meeting. The presiding director at these meetings is the non-executive Chairman or if there be none, the most tenured independent director in attendance.

Board Committees

The Board has established five standing committees. The principal functions of each committee are briefly described on the following pages. In March 2018, the Executive Transition Special Committee was dissolved. Additional special committees under the direction of the Board may be established when necessary to address specific issues.

Audit Committee

The Board has a standing Audit Committee, currently consisting of Robert J. Manzo (Chair), Naomi M. Bergman and David L. Treadwell, all of whom are considered independent under the rules and regulations of the Securities and Exchange Commission, the Nasdaq Stock Market listing standards and the Visteon Director Independence Guidelines. The Board has determined that each of the current members of the Audit Committee has “accounting and related financial management expertise” within the meaning of the listing standards of the Nasdaq Stock Market, and that Messrs. Manzo and Treadwell are each qualified as an “audit committee financial expert” within the meaning of the rules and regulations of the Securities and Exchange Commission. During 2017, the Audit Committee held six (6) regularly scheduled and special meetings. The duties of the Audit Committee are generally:

•	to select and evaluate the independent registered public accounting firm;

•	to approve all audit and non-audit engagement fees and terms;

•	to review the activities and the reports of the Company’s independent registered public accounting firm;

•	to review internal controls, accounting practices, financial structure and financial reporting, including the results of the annual audit and review of interim financial statements;

•	to review and monitor compliance procedures; and

•	to report the results of its review to the Board.

The charter of the Audit Committee, as well as any future revisions to such charter, is available on the Company’s website at www.visteon.com/investors. The Audit Committee Report can be found beginning on page 44.

Organization and Compensation Committee

The Board also has a standing Organization and Compensation Committee, consisting of David L. Treadwell (Chair), Jeffrey D. Jones and Harry J. Wilson, all of whom are considered independent under the Nasdaq Stock Market listing standards and the Visteon Director Independence Guidelines. During 2017, the Organization and Compensation Committee held six (6) regularly scheduled and special meetings, and took action by written consent two (2) times in lieu of a meeting. The Organization and Compensation Committee oversees the Company’s programs for compensating executive officers and other key management employees, including the administration of the Company’s stock-based compensation plans, and approves the salaries, bonuses and other awards to executive officers. Other duties of the Organization and Compensation Committee are generally:

•

to review and approve corporate goals and objectives relative to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance and set the Chief Executive Officer’s compensation level based on this evaluation;

•	to review and approve executive compensation and incentive plans;

•	to approve the payment of cash performance bonuses and the granting of stock-based awards to the Company’s employees, including officers; and

•	to review and recommend management development and succession planning.

The charter of the Organization and Compensation Committee, as well as any future revisions to such charter, is available on the Company’s website at www.visteon.com/investors.

The Chief Executive Officer of the Company, with the consultation of the Chief Human Resources Officer, provides recommendations to the committee on the amount and forms of executive compensation, and assists in the preparation of Committee meeting agendas. Pursuant to the Company’s 2010 Incentive Plan as amended, the Committee may delegate its power and duties under such plan to a committee consisting of two or more officers of the Company except in respect of individuals subject to the reporting or liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended. The Committee has authorized the Chief Human Resources Officer, together with the concurrence of either of the Chief Financial Officer or the General Counsel, to approve awards of up to 5,000 shares of restricted stock, restricted stock units and/or performance stock units (subject to an annual limit of 50,000 shares of restricted stock, restricted stock units and/or performance stock units) and up to 10,000 stock options and/or stock appreciation rights (subject to an annual limit of 100,000 stock options and/or stock appreciation rights ) to individuals the Company desires to hire or retain, except any individual who is or upon commencing employment will be subject to the liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended.

The Committee has the authority to retain, approve the fees and other terms of, and terminate any compensation consultant, outside counsel or other advisors to assist the committee in fulfilling its duties. During 2017, the Committee retained the firm of Frederic W. Cook & Co., Inc., an executive compensation consulting firm, to advise the Committee on competitive market practices and trends as well as on specific executive and director compensation matters as requested by the Committee or the Board. The Company maintains no other significant direct or indirect business relationships with this firm, and no conflict of interest with respect to such firm was identified. In addition, the Company utilizes Willis Towers Watson and Pay Governance to provide broad-based benchmarking data for executive pay.

Corporate Governance and Nominating Committee

The Board also has a standing Corporate Governance and Nominating Committee, consisting of Robert J. Manzo (Chair), Joanne M. Maguire, and Rouzbeh Yassini-Fard, all of whom are considered independent under the Nasdaq Stock Market listing standards and the Visteon Director Independence Guidelines. During 2017, the Corporate Governance and Nominating Committee held four (4) regularly scheduled and special meetings. The duties of the Corporate Governance and Nominating Committee are generally:

•	to develop corporate governance principles and monitor compliance therewith;

•	to review the performance of the Board as a whole;

•	to review and recommend to the Board compensation for outside directors;

•	to develop criteria for Board membership;

•	to identify, review and recommend director candidates; and

•	to review and monitor certain environmental, safety and health matters.

The charter of the Corporate Governance and Nominating Committee, as well as any future revisions to such charter, is available on the Company’s website at www.visteon.com/investors.

The Corporate Governance and Nominating Committee has the authority to retain consultants to assist the Committee in fulfilling its duties with director recruitment and compensation matters. During 2017, the Corporate Governance and Nominating Committee retained the firm of Frederic W. Cook & Co., Inc. to advise the Committee on competitive market practices and trends for outside director compensation.

Finance and Corporate Strategy Committee

The Board has a standing Finance and Corporate Strategy Committee, consisting of Harry J. Wilson (Chair), Jeffrey D. Jones, and Rouzbeh Yassnin-Fard, all of whom are considered independent under the Visteon Director Independence Guidelines. During 2017, the Finance and Corporate Strategy Committee held four (4) regularly scheduled and special meetings. The duties of the Finance and Corporate Strategy Committee generally are:

•	to review and make recommendations to the Board regarding the Company’s cash flow, capital expenditures and financing requirements;

•	to review the Company’s policies with respect to financial risk assessment and management including investment strategies and guidelines;

•	to review and make recommendations on mergers, acquisitions and other major financial transactions requiring Board approval;

•	to consider and recommend to the Board stock sales, repurchases or splits, as appropriate, and any changes in dividend policy; and

•	to evaluate bona fide proposals in respect of major acquisitions, dispositions, mergers and other transactions for recommendation to the Board.

The charter of the Finance and Corporate Strategy Committee, as well as any future revisions to such charter, is available on the Company’s website at www.visteon.com/investors.

Technology Committee

The Board has a standing Technology Committee. The current members are Rouzbeh Yassini-Fard (Chair), James J. Barrese, Naomi M. Bergman, and Joanne M. Maguire, all of whom are considered independent under the Visteon Director Independence Guidelines. During 2017, the Technology Committee held two (2) regularly scheduled meetings. The duties of the Technology Committee generally are:

•	to review and comment on new product technology strategies as developed by the Company;

•	to review and make recommendations to the Board regarding the technology budget, assess major investments in new technology platforms, partnerships and alliances; and

•	to monitor and evaluate existing and future trends in technology that may affect the Company’s strategic plans, including overall trends in the automotive industry.

The charter of the Technology Committee, as well as any future revisions to such charter, is available on the Company’s website at www.visteon.com/investors.

Code of Ethics

The Company has adopted a code of ethics, as is defined in Item 406 of Regulation S-K that applies to all directors, officers and employees of the Company and its subsidiaries, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer. The code, entitled “Ethics and Integrity Policy,” is available on the Company’s website at www.visteon.com.

Communications with the Board of Directors

Stockholders and other persons interested in communicating directly with the Chairman of the Board, a committee chairperson or with the non-management directors as a group may do so as described on the Company’s website (www.visteon.com/investors), or by writing to the chairperson or non-management directors of Visteon Corporation c/o of the Corporate Secretary, One Village Center Drive, Van Buren Township, Michigan 48111.

The Corporate Governance and Nominating Committee also welcomes stockholder recommendations of director candidates. Stockholders may suggest candidates for the consideration of the committee by submitting their suggestions in writing to the Company’s Secretary, including the agreement of the nominee to serve as a director. In addition, the Company’s Bylaws contain a procedure for the direct nomination of director candidates by stockholders (see page 47), and any such nomination will also be automatically submitted to the Corporate Governance and Nominating Committee for consideration.

DIRECTOR COMPENSATION

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2017. Directors who are employees of the Company receive no additional compensation for serving on the board.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
James J. Barrese	95,000	150,454	—	245,454
Naomi M. Bergman	105,000	105,000	—	210,000
Jeffrey D. Jones	95,000	180,000	—	275,000
Joanne M. Maguire	95,000	105,000	—	200,000
Robert J. Manzo	130,000	180,000	—	310,000
Francis M. Scricco	95,000	330,000	—	425,000
David L. Treadwell	115,000	105,000	—	220,000
Harry J. Wilson	105,000	105,000	—	210,000
Rouzbeh Yassini-Fard	105,000	105,000	—	210,000

(1)	The following directors deferred 2017 cash compensation into their deferred unit account under the Deferred Compensation Plan for Non-Employee Directors (further described below):

Name	2017 Cash Deferred
Ms. Bergman	$105,000
Dr. Yassini-Fard	$105,000

(2)	As of December 31, 2017, and pursuant to the Visteon Corporation Non-Employee Director Stock Unit Plan (described further below), Mr. Barrese owned 1,608 stock units, Ms. Bergman owned 2,056 stock units, Ms. Maguire and Messrs. Jones, Manzo, Scricco, Treadwell, Wilson and Yassini-Fard each owned 4,073 stock units. Mr. Scricco also owned 7,299 stock units and Messrs. Jones and Wilson each owned 1,481 stock units granted pursuant to the 2010 Incentive Plan.

(3)	Mr. Barrese received a pro-rated stock unit grant valued at $45,454 upon joining the Visteon Board of Directors on January 2, 2017.

All non-employee directors currently receive an annual cash retainer of $95,000. Committee chairs, except for the Chair of the Audit Committee, and Audit Committee members receive an additional annual committee retainer of $10,000. The Chair of the Audit Committee and the Lead Independent Director, if any, received an additional annual retainer of $15,000. All retainers are paid in quarterly installments. In addition, the Company reimburses its directors for expenses, including travel and entertainment, they incur in connection with attending board and committee meetings as well as other company-requested activities.

Non-employee directors may elect to defer up to 100% of their total retainer and any cash payments under the Deferred Compensation Plan for Non-Employee Directors, a nonqualified benefit plan, into a unit account. The amounts deferred into the unit account are allocated based on the average of the high and low price of the Company’s common stock on the date of the deferral, and the value of this account is directly related to the performance of the Company’s common stock. All amounts deferred are distributed following termination of board service in a lump sum or in ten annual installments on the later of January 15th of the year following or six months after the date of termination of service or upon a change in control.

The Company’s Non-Employee Director Stock Unit Plan provides for an annual grant to each non-employee director of stock units valued at $105,000 on the day following the Company’s annual meeting. Amounts are allocated to the unit accounts based on the average of the high and low price of the Company’s common stock on the date of award, and the value of this account is directly related to the performance of the Company’s common stock. Amounts attributed to a director’s unit account under the Non-Employee Director Stock Unit Plan will not be distributed until after termination of his or her board service, either in a lump sum or in ten annual installments on the later of January 15th of the year following or six months after the date of termination of service or upon a change in control. In 2017, the non-Executive Chairman of the Board received a restricted stock unit award valued at $150,000 under the 2010 Incentive Plan with terms similar to awards under the Non-Employee Director Stock Unit Plan. The members of the Executive Transition Special Committee also received a restricted stock unit award valued at $75,000 under the 2010 Incentive Plan with terms similar to awards under the Non-Employee Director Stock Unit Plan.

As noted above, stock units held under the Non-Employee Director Stock Unit Plan and the Deferred Compensation Plan for Non-Employee Directors cannot be sold or transferred during a director’s service on the Company’s board. The Company believes that this restriction best links director and stockholder interests. The Company’s current stock ownership guidelines also require non-employee directors to hold all their equity-based awards received from the Company until termination of board service.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following contains information regarding the stock ownership of the Company’s directors and executive officers and the beneficial owners of more than five percent of the Company’s voting securities.

Ownership of the Company’s common stock is shown in terms of “beneficial ownership.” A person generally “beneficially owns” shares if he or she has either the right to vote those shares or dispose of them, and more than one person may be considered to beneficially own the same shares.

In this proxy statement, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by him or her. The percentages shown in this proxy statement compare the person’s beneficially owned shares with the total number of shares of the Company’s common stock outstanding on April 2, 2018 (29,545,056 shares).

Directors, Nominees and Executive Officers

The following table contains stockholding information for the Company’s directors and executive officers, as well as stock units credited to their accounts under various compensation and benefit plans as of April 2, 2018. No shares have been pledged as collateral for loans or other obligations by any director or executive officer listed below.

	Common Stock Beneficially Owned		Stock Units(2)(3)
Name	Number(1)	Percent of Outstanding
Sachin S. Lawande	68,930	*	82,552
James J. Barrese	—	*	1,608
Naomi M. Bergman	—	*	3,899
Jeffery D. Jones	—	*	5,554
Joanne M. Maguire	—	*	4,073
Robert J. Manzo	4,000	*	5,554
Francis M. Scricco	7,150	*	11,372
David L. Treadwell	2,000	*	4,073
Harry J. Wilson	2,500	*	4,073
Rouzbeh Yassini-Fard	—	*	5,543
Christian A. Garcia	7,326	*	16,627
Sunil K. Bilolikar	4,886	*	7,001
Matthew M. Cole	4,014	*	10,740
Robert R. Vallance	8,177	*	12,118
All executive officers and directors as a group (16 persons)	116,391	*	179,601

*	Less than 1%.

(1)	Includes shares of common stock which the following executive officers had a right to acquire ownership of pursuant to stock options or stock appreciation rights granted by the Company and exercisable on or within 60 days after April 2, 2018: Mr. Lawande (38,903 shares), Mr. Garcia (6,067 shares), Mr. Bilolikar (2,933 shares), Mr. Cole (2,332 shares) and Mr. Vallance (2,913 shares).

(2)	For non-employee directors, the amounts shown include stock units credited under the Deferred Compensation Plan for Non-Employee Directors, the Non-Employee Director Stock Unit Plan and the Visteon Corporation 2010 Incentive Plan, and are payable following termination of Board service in cash or shares of common stock at the election of the Company, or in cash upon a change in control.

(3)	Includes restricted stock units granted to executive officers under the Visteon Corporation 2010 Incentive Plan, which are payable upon vesting in cash or shares of common stock at the election of the Company.

Other Beneficial Owners

The Company believes that the following table is an accurate representation of beneficial owners of more than 5% of any class of the Company’s voting securities as of April 2, 2018. The table is based upon reports on Schedules 13G and 13D and Forms 4 filed with the SEC or other information believed to be reliable.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Ownership	Percent of Class
Common Stock	Iridian Asset Management LLC 276 Post Road West Westport, Connecticut 06880	3,233,586 total aggregate (3,233,586 shares held with shared dispositive and voting power)	10.46%
Common Stock	The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	2,867,721 total aggregate (17,128 shares held with sole voting power, 4,221 shares with shared voting power; 2,848,650 shares held with sole dispositive power, and 19,071 shares held with shared dispositive power)	9.22%
Common Stock	The Bank of New York Mellon Corporation 225 Liberty Street New York, New York 10286	1,822,535 total aggregate (1,686,654 shares held with sole voting power, 4,572 shares with shared voting power; 1,735,075 shares held with sole dispositive power, and 80,694 shares held with shared dispositive power)	5.86%

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and greater than 10% stockholders to file certain reports (“Section 16 Reports”) with respect to their beneficial ownership of the Company’s equity securities. Based solely on a review of copies of reports furnished to the Company, or written representations that no reports were required, the Company believes that all Section 16 Reports that were required to be filed were filed on a timely basis.

TRANSACTIONS WITH RELATED PERSONS

Our Ethics and Integrity Policy instructs all of our employees, including the Named Executive Officers, to avoid conflicts between personal interests and the interests of Visteon, as well as any action that has the potential for adversely impacting the Company or interfering with the employee’s objectivity. The policy also requires any employee having a financial interest in, or a consulting, managerial or employment relationship with, a competitor, customer, supplier or other entity doing business with Visteon to disclose the situation to their manager or to the legal or human resources departments of the Company. The Company’s compliance group implements the Ethics and Integrity Policy and related policies and annually requires all management employees, including the Named Executive Officers, to complete a questionnaire disclosing potential conflicts of interest transactions. In addition, the Audit Committee is responsible for overseeing our ethics and compliance program, including compliance with the Ethics and Integrity Policy, and all members of the Board are responsible for complying with such policy. The Corporate Governance and Nominating Committee reviews the professional occupations and associations of board nominees, and annually reviews transactions between Visteon and other companies with which our Board members and executive officers are affiliated to the extent reported in response to our directors and officers questionnaire. The Ethics and Integrity Policy is in writing. See page 48 of this proxy statement under “Miscellaneous” for instructions on how to obtain a copy.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis presents compensation information for the following current executive officers named in the Summary Compensation Table beginning on page 28 (the “Named Executive Officers” or “NEOs”), including:

•	Sachin S. Lawande, President and Chief Executive Officer (CEO);

•	Christian A. Garcia, Executive Vice President and Chief Financial Officer (CFO);

•	Sunil K. Bilolikar, Senior Vice President, Operations and Procurement;

•	Robert R. Vallance, Senior Vice President, Customer Business Groups; and

•	Matthew M. Cole, Senior Vice President, Product Development Engineering.

Executive Summary

Visteon is a Tier-1 supplier of cockpit electronics systems to the global automotive industry. Over the past three years the Company has been undergoing a transformation from a traditional auto supplier of vehicle interiors, climate, and electronics systems to a technology-focused pure-play in automotive cockpit electronics systems and software. The cockpit electronics segment of the global automotive industry is growing faster than underlying vehicle production, and is expected to grow by more than 1.5 times over the next five years. Key drivers of this growth include key automotive trends such as connected car, advanced driver assistance systems (“ADAS”) and electrification technologies.

Visteon’s long-term goals are to achieve sales of $4.7 billion and Adjusted EBITDA margin of 14% by 2021, which compares with sales of $3.1 billion and Adjusted EBITDA margin of 11.8% in 2017. The automotive supplier business model of developing and supplying custom systems to automakers results in revenue generation after an average of three years following booking the business. The delayed revenue model typically puts pressure on near-term margins, as the execution of new business requires investment in engineering and manufacturing capacity ahead of revenue generation. To support the Company’s long-term goals, in 2017, the Company’s strategic initiatives included booking higher levels of new business and developing new technology offerings in the emerging ADAS/autonomous driving segment, while driving margin expansion through reduction of fixed costs and focusing on operational efficiency. Additionally, the executive team continues to focus on improving operating cash flow and enhancing shareholder returns through efficient capital deployment.

Highlights of key actions and other 2017 financial and strategic achievements are summarized below.

•	2017 total Visteon (includes all segments) Adjusted EBITDA(1) of $370 million, up 10% from 2016;

•	2017 total Visteon Adjusted Free Cash Flow(2) of $148 million;

•	Winning a record $7.0 billion (up 30 percent over 2016) in lifetime value of new electronics business during 2017 and growing the backlog to $19.4 billion, an 18% increase over the 2016 backlog;

•	Improving the Adjusted EBITDA margin for electronics to 11.8% from 11.1% in 2016;

•

Authorizing the return of approximately $700 million to shareholders through share repurchase programs through 2020; as of December 31, 2017, 1.98 million shares had been purchased at an average price of $101.10 per share, returning approximately $200 million to shareholders; and

•	Progressing autonomous technology via collaborations with key partners, customer partnerships and strategic investments.

(1)	Please see the reconciliation of Adjusted EBITDA to net income attributable to Visteon for the year ended December 31, 2017, in Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “2017 10-K”).

(2)	Please see the reconciliation of Adjusted Free Cash Flow to Cash provided from operating activities for the year ended December 31, 2017, in Item 9.01 “Financial Statements and Exhibits” of the Company’s Current Report on Form 8-K dated February 22, 2018.

The Company’s recent total shareholder returns (TSR) have been strong, as shown below, with 2017 TSR at +56% and three-year TSR (2015 to 2017) at +102%. The Company has outperformed the S&P 500 consistently over the last three years.

2017 Named Executive Officer Target Compensation Opportunity Is Primarily Performance-based

The vast majority of the target compensation opportunity is performance-based with the amounts realized, if any, based on our financial results or stock price performance. In 2017, 86% of the CEO’s target compensation was provided through annual and long-term incentive award opportunities.

•  Base Salary 14% of the target compensation mix

•  Annual Incentive award opportunity 16%

•  Long-Term Incentive award opportunity 70%

Our Strong 2017 Performance Results Are Reflected in 2017 Total Direct Compensation

The 2017 compensation for our Named Executive Officers is commensurate with the Company’s 2017 performance and the goals of our executive compensation program. The mix of award types and incentive plan performance measures was selected to align with our business strategy, talent needs, and market practices. Actual pay to be realized by the executive officers was based primarily on the Company’s financial and stock price performance results. A minority of pay was based on fixed elements (base salaries), given our focus on performance-based pay elements (annual and long-term incentives).

Adjusted EBITDA is the primary metric for determining Annual Incentive awards. The Company’s actual Adjusted EBITDA performance for 2017 exceeded targeted Adjusted EBITDA, which was established above its record electronics performance in 2016. The Annual Incentive program also included modifiers for new business wins, free cash flow and quality metrics, which resulted in funding of awards at approximately 125% of target. The Company also generated total shareholder returns of +56% for 2017.

Long-Term Incentive Compensation Awards

All Named Executive Officers received annual Long-Term Incentive (LTI) awards in March 2017. Messrs. Bilolikar, Vallance and Cole also received special one-time restricted stock unit awards during 2017 for retention purposes.

The Company’s strong TSR performance has had a positive impact on the Performance stock units (PSUs) granted to the Named Executive Officers. The table below shows the PSUs granted over the last three years and their actual or estimated performance through December 31, 2017. The PSUs granted in 2015 were paid out in the first quarter of 2018.

Year Granted	Applicable NEOs	Performance Period	Metric	Actual or Estimated Payout Pct.
2017	All NEOs	Jan 2017-Dec 2019	Relative TSR	Estimated - 150%
2016	All NEOs	Jan 2016-Dec 2018	Relative TSR	Estimated - 150%
2015	Lawande, Bilolikar, Vallance, Cole	Jan 2015-Dec 2017	Relative TSR	Actual - 150%

2017 Say-on-Pay Advisory Vote Outcome

In 2017, our executive compensation program received 93.9% approval from our shareholders. Our goal is to create long-term value for our shareholders and remain responsive to their concerns. As such, we regularly have discussions with shareholders to ensure they understand our officer pay program and to address any questions. During 2017 these discussions did not identify any issues, which further confirmed that, overall, our officer pay program is well aligned to shareholder interests. As detailed throughout this Compensation Discussion & Analysis, we believe the officer compensation program is strongly aligned with shareholder value creation, and reflects strong corporate governance practices.

Executive Compensation Program Design and Governance Practices

Our executive compensation program is designed to provide strong alignment between executive pay, shareholder interests, and Company performance, and incorporates best practices. Here are some of the compensation practices we follow and those we avoid.

What We Do

✓  The Organization and Compensation Committee of the Board of Directors (hereafter referred to as the “Committee”) approves all aspects of officer pay

✓  Target pay levels, on average, to be within a competitive range of the median of comparable companies, considering an individual’s responsibilities, business impact, performance and other factors

✓  Provide the majority of pay through performance-based annual and long-term programs

✓  Balance short- and long-term incentives using multiple performance metrics, covering individual, financial and total shareholder return performance

✓  Cap incentive awards that are based on performance goals

✓  Have “double trigger” (qualified termination of employment following a change in control) equity acceleration for all of the NEOs’ outstanding awards

✓  Have change in control agreements with a “double trigger” for cash severance payments to be made

✓  Maintain guidelines for significant stock ownership by our NEOs to ensure ongoing and meaningful alignment with shareholders

✓  Have a compensation recoupment (“clawback”) policy for executive officers in the event of a financial restatement

✓ Prohibit hedging transactions, purchasing the Company’s common stock on margin or pledging such shares ✓ Provide limited perquisites

✓  Review key elements of the officer pay program annually, as conducted by the
Committee, which also considers our business and talent needs, and market trends

✓  Use an independent compensation consultant

What We Don’t Do

×    Do not provide excise tax gross-ups

×    Do not have compensation practices that encourage unnecessary and excessive risk taking

×    Do not grant stock options or stock appreciation rights with an exercise price less than the fair market value on the grant date

×    Do not provide dividends or dividend equivalents on unearned PSUs

Executive Compensation Program Administration

The Committee is primarily responsible for administering the Company’s executive compensation program. The Committee reviews and approves all elements of the executive compensation program that cover the Named Executive Officers. In fulfilling its responsibilities, the Committee is assisted by its independent compensation consultant and takes into account recommendations from the CEO. The primary roles of each party are summarized below.

Party:	Primary Roles:
Organization and Compensation Committee (composed solely of independent directors)

•    Oversee all aspects of the executive compensation program

•    Approve officer compensation levels, incentive plan goals, and award payouts

•    Approve specific goals and objectives, as well as corresponding compensation, for the CEO

•    Ensure the executive compensation program best achieves the Company’s objectives, considering the business strategy, talent needs, and market trends

Senior Management (CEO, CFO, SVP HR, and General Counsel)

•    Make recommendations regarding the potential structure of the executive compensation program, including input on key business strategies and objectives

•    Make recommendations regarding the pay levels of the officer team (excluding the CEO)

•    Provide any other information requested by the Committee

Compensation Consultant (Frederic W. Cook & Co., Inc.)

•    Advise the Committee on competitive market practices and trends

•    Provide proxy pay data for our compensation peer group

•    Present information and benchmarking regarding specific executive compensation matters, as requested by the Committee

•    Review management proposals and provide recommendations regarding CEO pay

Additional information about the role and processes of the Committee is presented above under “Corporate Governance — Organization & Compensation Committee.”

Executive Compensation Program Philosophy

The primary objectives of the Company’s executive compensation program are to recruit, motivate, and retain highly qualified executives who are key to our long-term success and will focus on maximizing shareholder value. As such, the Company’s executive compensation program is structured to accomplish the following:

•	Drive achievement of the Company’s strategic plans and objectives;

•	Create strong alignment of the interests of executives with the creation of shareholder value, particularly as measured by total shareholder return/stock price appreciation;

•	Provide a market competitive total compensation package customized to fit our business and talent needs; and

•	Be cost-effective and straightforward to understand and communicate.

For each element of compensation and in total, the Company generally targets annualized compensation to be within a competitive range of market median, while also considering an individual’s experience, performance, and business impact, as well as our organizational structure and cost implications. The target compensation mix is set based on position responsibilities, individual considerations, and market competitive practices. The proportion of variable, or “at risk,” compensation, provided through incentive programs, increases as an employee’s level of responsibility increases commensurate with the position’s impact on the business. The actual pay earned, if any, for annual and long-term incentives reflects Company and individual performance and will vary above or below the targeted level.

Market Compensation Practices

As one of the inputs in determining executive compensation each year, the Company reviews survey and proxy compensation data regarding market practices. In 2017, the Company reviewed NEO base salaries, target annual and long-term incentive award opportunities, as well as selected pay program design practices. In conducting this review, the Committee selected 16 companies in similar industries (the “Compensation Peer Group”) with median annual revenues of approximately $3.6 billion (range of $1.5 to $7.5 billion) as comparators for purposes of determining the range of market medians with respect to compensation elements. The Company’s 2016 revenues of $3.2 billion were at the 44th percentile of the Compensation Peer Group’s annual revenues. We believe the Compensation Peer Group represents a reasonable comparator group of direct automotive supplier, technology peers and other related companies with which we compete for executive talent and are similar in size. When general industry compensation data are used, the Company is not aware of the specific participant companies in the analysis. The Compensation Peer Group for 2017 is listed below (Metaldyne Performance Group and Harman International Industries have since been acquired and will not be included in the 2018 Compensation Peer Group).

American Axle & Manufacturing	Garmin Ltd.	Motorola Solutions Inc.
Ametek Inc.	Gentex Corporation	Nuance Communications Inc.
Cooper-Standard Holdings Inc.	Harman International Industries Inc.	Rockwell Automation Inc.
Dana Holding Corporation	Harris Corporation	Rockwell Collins Inc.
FLIR Systems Inc.	Metaldyne Performance Group Inc.	Sensata Technologies Holding NV
Trimble Navigation Limited

Executive Compensation Program — Description of Primary Elements

An overview of the primary elements of the executive compensation program is presented below. Consistent with our emphasis on aligning pay and performance, the largest portion of the target compensation opportunity is provided through annual and long-term incentive programs.

Each primary element of the executive compensation program is described below.

Base Salary

Base salaries provide basic security for our employees at levels necessary to attract and retain a highly qualified and effective salaried workforce. Base salaries are determined taking into account market data as well as an individual’s position, responsibilities, experience, and value to the Company. No base salary changes were made for NEOs during 2017. The actual salaries paid to each Named Executive Officer for 2017 are presented in the “Summary Compensation Table.”

Annual Incentive Awards

The Company’s Annual Incentive (“AI”) program provides key salaried employees the opportunity to earn during their tenure an annual cash bonus based on specified individual, financial, operational and/or strategic goals. This program is designed to motivate executives to achieve key short-term financial and operational goals of the Company. The target incentive opportunities are expressed as a percentage of base salary, which are set by the Committee after considering the potential impact on the business of each role, the relationships among the roles and market competitive levels for the positions. The target annual incentive opportunities, as a percentage of base salary as of December 31, 2017 were: Mr. Lawande 110%, Mr. Garcia 80%, Messrs. Bilolikar, Vallance and Cole 65% (up from 45% in 2016). Actual awards earned can range from 0% to 200% of target based on Company and individual performance.

On March 3, 2017, the Committee approved 2017 AI award opportunities for the Named Executive Officers. The Committee determined that the maximum amount an executive officer would be eligible for under the 2017 AI would be based upon the Company’s achievement of Adjusted EBITDA in 2017, which serves as a single umbrella performance measure. The Committee would then exercise its negative discretion from these maximum amounts based on assessment of individual and Company performance with respect to relevant financial and operational goals as described below.

Under the 2017 AI program, Adjusted EBITDA is the primary metric to determine whether any amount will be paid to employees. The resulting Adjusted EBITDA award level is then modified based upon the Company’s performance against new business wins, adjusted free cash flow and quality metrics. Specific threshold, target, and maximum goals for the 2017 AI primary metric are set forth below, as well as the percentage of the target award earned and 2017 actual results, including the modifiers.

Primary Measure ($ in millions)	2017 Threshold (0%)	2017 Target (100%)	2017 Maximum (200%)	2017 Actual	% of Target Awarded
Adjusted EBITDA	$310	$350-360	$440	$370	115%

Modifiers ($ in millions)	Metric Range	Modifier Range Possible	Modifier Applied
New Business Wins	Less than $5,150 to $6,950+	-/+ 10%	+10%
Adjusted Free Cash Flow	Less than $105 to $240+	-/+ 5%	-2%
Written Quality Concerns	Greater than 611 to less than 470	-/+ 5%	+2%
Total Annual Incentive Earned			125%

Adjusted EBITDA was defined as net income (loss) attributable to the Company, plus net interest expense, provision for income taxes, depreciation and amortization and net income attributable to non-controlling interests, as further adjusted to eliminate the impact of asset impairments, gains or losses on divestitures, discontinued operations, net restructuring expenses and other reimbursable costs, non-cash stock-based compensation expense, certain non-recurring employee charges and benefits, reorganization items, other non-operating gains and losses, and equity in net income of non-consolidated affiliates.

Under the single Adjusted EBITDA umbrella metric, the resulting maximum award as a percentage of target was 200%. In its exercise of negative discretion from these maximum amounts, the Committee reduced the awards payable to the NEOs under the umbrella arrangement and determined their actual AI awards based on their individual performance and the degree of achievement of the general financial performance, new business wins, free cash flow and quality goals used in determining the funding of AI awards for employees other than executive officers. The total funding available for participants was based on achieved Adjusted EBITDA and the modifier results for 2017 as discussed above. As a result of the foregoing, the executives’ 2017 incentive awards were paid at 125% of target for all Named Executive Officers. The amounts paid to the Named Executive Officers are set forth in the “Summary Compensation Table” under the column “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Awards

The Company’s Long-Term Incentive program is designed to reward executives for the achievement of specified multi-year goals that are linked to the Company’s long-term financial performance, to align the delivery of incentive value with increases in the Company’s stock price and to retain key employees. Typically awards are granted each year with a vesting or performance period of three years; however, in some situations, such as the recruitment of new executives or to focus on objectives with a different duration, the Company may use a shorter or longer period. The annualized total targeted long-term incentive award opportunity, typically expressed as a percentage of base salary, is determined by organization level and/or impact of the position on the Company’s performance.

2017 Long-Term Incentive Grants

On March 3, 2017, Messrs. Lawande and Garcia received regular long-term incentive grants with a targeted grant date value, in total, of $5 million and $1.5 million, respectively, while Messrs. Bilolikar, Vallance and Cole received regular long-term incentive grants with a targeted grant date value, in total, equal to 90% of base salary. The LTI grant mix consisted of performance stock units, stock options and restricted stock units, as described below.

Award Type and Weighting	Primary Role	Design Features
Performance Stock Units (50% of the total LTI value)	Reward the achievement of TSR results from 2017 through 2019 relative to returns of 16 similar companies

•  PSUs provide executives the opportunity to earn shares based on the Company’s three-year TSR relative to 16 automotive sector peer companies (listed below)

•  The awards are divided among three periods with all earned awards paid at the end of the three-year cycle (paid in early 2020)

•  2017 TSR performance (25% of award opportunity) which was earned at 150% based on the Company’s 81st percentile rank

•  2017 through 2018 TSR performance (25% of award opportunity)

•  2017 through 2019 TSR performance (50% of award opportunity)

•  The awards for the first and second performance periods will be increased to reflect the performance over the entire three-year cycle, if greater. If the Company’s actual TSR is negative during a performance period, the award earned for that period cannot exceed 100% of target (regardless of percentile rank within the peer group).

•  Awards can be earned up to 150% of the target award opportunity based on the Company’s TSR performance percentile ranking within the comparator group (Visteon plus the 16 TSR peer companies)

•  No award earned if Visteon’s performance is below the 25th percentile

•  At the 25th percentile, 35% of the target award is earned

•  At the 55th percentile, 100% of the target award is earned

Award Type and Weighting	Primary Role	Design Features

•  At the 80th percentile, 150% of the target award is earned

•  Award payouts for performance between the percentiles specified above is determined based on interpolation

•  TSR is calculated using the 20-trading day average closing price at the start and end of the performance period, adjusted for dividends

Stock Options (25% of the total LTI value)	Reward for appreciation in the Company’ stock price

•  Exercise price equal to the average of the high and low trading prices on the date of grant

•  Vest one-third per year beginning one year after the date of grant

•  Seven-year term, upon which any unexercised options would expire

Restricted Stock Units (25% of the total LTI value)	Facilitate retention and provide an ownership-like stake	• Vest one-third per year beginning one year after the date of grant

Relative TSR Peer Group (16 companies)

The TSR Peer Group companies listed below differ from the Compensation Peer Group discussed previously as the companies with which we compete for talent are more technology-based, whereas the companies with which we compete for investor dollars are more automotive-based, lower-margin companies.

Adient, Inc.	Cooper Standard	Magna International, Inc.
Alpine Electronics	Dana Holding Corporation	Meritor Inc.
Aptiv/Delphi Automotive	Denso	Tenneco Inc.
Autoliv, Inc.	Faurecia	Valeo
BorgWarner Inc.	Hyundai Mobis
Continental	Lear Corporation

Messrs. Bilolikar, Vallance and Cole’s 2017 Special Long-Term Incentive Compensation

In connection with the Company’s transformation into a pure-play supplier of automotive cockpit electronics and substantial growth on the horizon, the Committee sought to retain Messrs. Bilolikar, Vallance and Cole to ensure consistency of key management through the period of growth. As such, on January 11, 2017, Messrs. Vallance and Cole were granted four-year, cliff vesting restricted stock units with values approximating $900,000 and $800,000, respectively. Additionally, on April 20, 2017, Mr. Bilolikar received a similar grant with an approximate value of $500,000.

Other Compensation Elements

Stock Ownership Guidelines

The Company has adopted stock ownership goals for all elected officers of the Company. The goal for these officers is to own common stock worth a multiple of salary, ranging from one times salary up to six times salary for the CEO, within five years from their date of hire or election, if later. Based on the dates each of our Named Executive Officers became officers of the Company, none have reached the five-year measurement date. For the purpose of determining compliance with the stock ownership guidelines, the calculation includes stock owned directly, restricted stock, and restricted stock units (but excludes unexercised stock options and stock appreciation rights, and unearned performance stock units). The stock ownership guidelines are as follows:

•	Chief Executive Officer — six times (6x) base salary;

•	Executive and Senior Vice Presidents — three times (3x) base salary; and

•	All other officers — one times (1x) base salary.

Effective January 1, 2018, the Committee eliminated guidelines for elected officers below Senior Vice President (no changes were made to CEO, EVP or SVP) and replaced the five-year time limit with a retention requirement until the multiple of salary threshold is met. All executives subject to the stock ownership guidelines must retain 50% of net shares which vest from restricted and performance stock units and 50% of the shares remaining after the payment of option exercise prices and any taxes owed. Therefore, under the new guidelines, only actual shares owned satisfy the guidelines. Any pre-existing 10b5-1 trading plans were exempted from this new retention requirement by the Committee.

Executive Perquisites and International Service Employee Program

The Company had historically provided the Named Executive Officers with a flexible perquisite allowance program during their tenure to provide basic competitive benefits. The flexible perquisite allowance program was eliminated in 2016. The Company continues to maintain an Executive Security Program that permits the CEO to use commercially available private air transportation services for personal and business travel, and provides the benefit of various personal health and safety protections. The CEO does not receive a tax “gross-up” for personal use of such aircraft and all use requires advance approval by one of the following: Chairman of the Board or Chairman of the Compensation or Audit Committees of the Board. Additionally, the Company maintains an Executive Relocation Policy to assist executives with relocation expenses including home sales and searches, temporary living, moving and related expenses. There was no personal use of commercially available private air transportation services by or relocation benefits provided to NEOs during 2017.

As a global organization, senior executives of the Company are located in key business centers around the world. To facilitate the assignment of experienced employees to support the business, the Company has an International Long Term Assignment Policy to address incremental costs incurred by assignees as a result of their international assignments. The policy provides for the reimbursement of incremental housing, cost of living, education and other costs incurred in conjunction with international assignments as well as the tax costs associated with these payments. The Company provides tax equalization to employees on international assignment. The tax equalization policy is intended to ensure that the employee bears a tax burden that would be comparable to the home country tax burden on income that is not related to the international assignment. It is the objective of the Company’s International Long Term Assignment Policy that the employee not be financially disadvantaged as a result of the international assignment nor that the employee experience windfall gains. During 2017, Mr. Bilolikar was on an international assignment based in Kerpen, Germany, the cost of which is included in the “All Other Compensation” column of the “Summary Compensation Table.”

Retirement Benefits Overview

The Named Executive Officers participate during their tenure in the Company’s qualified retirement and savings plans in their respective home countries on the same basis as other similarly situated employees. Over the last several years, the Company has made changes to the type of retirement plans and the level of benefits provided under such plans, based on an assessment of the Company’s business and talent needs, costs, market practices, and other factors. Effective December 31, 2011, the U.S. defined benefit pension plan was frozen for all participants. All of the NEOs participate in U.S.-based plans.

The Named Executive Officers, as well as most U.S. salaried employees, are entitled during their tenure to participate in the Visteon Investment Plan (Visteon’s 401(k) investment and savings plan). The Company’s match is 100% of the employee’s eligible contributions up to 6% of eligible pay (subject to IRS limits), which was designed to attract and retain employees in light of the Company’s freezing of other retirement benefit plans. Amounts deferred for each Named Executive Officer are reflected in the “Salary” column of the “Summary Compensation Table.” The Company also maintains a Savings Parity Plan, which provides eligible participants during their tenure with Company contributions of 6% of eligible pay that are restricted due to IRS limits under the broad-based, qualified 401(k) plan. The Company’s Supplemental Executive Retirement Plan (SERP) provides eligible participants during their tenure with annual Company contributions of 6% (Vice Presidents), 9% (Executive and Senior Vice Presidents), or 14.5%

(CEO) of pay in place of the prior defined benefit formulas in the plan for service after January 1, 2012. The SERP is closed to new entrants other than for those employees at or above Senior Vice President or those employees who are specifically designated for participation by the Committee. Company contributions to these plans on behalf of the NEOs are included in the “All Other Compensation” column of the “Summary Compensation Table.”

Additional details about the Company’s prior and current retirement plans are presented in a later section, under “Retirement Benefits.”

Severance and Change in Control Benefits

The Company has entered into change in control agreements with all of its executive officers (except Mr. Lawande, whose change in control benefits are included in his employment agreement), including the Named Executive Officers. These agreements, which were last revised in October 2012, provide for certain benefits if a qualifying termination occurs following a change in control of the Company, as defined by the agreements. For the Named Executive Officers, and subject to the terms of the agreements, change in control cash severance benefits are provided during their tenure as a multiple of 1.5 (SVPs) or 2.0 (EVPs and Mr. Lawande) times the officer’s sum of annual base salary and target annual incentive. In addition, the agreements provide for other severance benefits, such as the continuation of medical benefits and outplacement assistance, pursuant to their terms. The agreements have a “double trigger” provision, which would require that the executive’s employment terminate without cause or for good reason following a change in control, as defined in the agreements, in order to receive benefits under the agreements. No excise tax gross-up provisions are contained in the change in control severance arrangements.

Upon the involuntary termination of employment by the Company (other than for specified reasons, including disability, availability of other severance benefits, and inappropriate conduct), executive officers are entitled to severance benefits under the 2010 Visteon Executive Severance Plan, which was revised effective February 2017 (except Mr. Lawande whose severance benefits are included in his employment agreement). Subject to the terms of the Severance Plan, a specific and consistent level of severance benefits are provided with a cash severance payment of 1.5 (SVPs, EVPs and CEO) times the sum of an executive’s annual base salary and target annual incentive. Executives would also be entitled to, subject to the terms of the Severance Plan, the reimbursement of medical coverage premiums under COBRA for up to eighteen months following termination, the provision of outplacement services for up to twelve months, and the payment of a pro-rated portion of any outstanding annual incentive based on actual Company performance during the performance period.

The severance plan and change in control agreements provide that outstanding stock-based awards vest only in accordance with the applicable terms and conditions of such awards. For additional details about the change in control agreements, the severance plan, the terms and conditions of awards, and the estimated value of these potential payouts, see the section “Potential Payments Upon Termination.” The terms of Mr. Lawande’s compensation package, including potential severance and change in control benefits, are detailed in his employment agreements. See the section “Employment Agreement with Mr. Lawande” for additional details regarding such agreements.

Executive Compensation Policies

Stock Awards Granting Policy. In 2017, the Company granted regular stock awards to its Named Executive Officers and other eligible key employees. Stock awards made to executives at the time they become employees or officers of the Company have a grant date on the later of the date employment commences or the date the Committee approves the awards. In all cases, the exercise price of stock options and stock appreciation rights is the average of the high and low trading price on the grant date. Stock price is not a factor in selecting the timing of equity-based awards.

Securities Trading and Anti-Hedging/Anti-Pledging Policy. The Company maintains a Policy Regarding Purchases and Sales of Company Stock that imposes specific standards on directors and officers of the Company. The policy is intended not only to forbid such persons from trading in Company stock on the basis of inside information, but to avoid even the appearance of improper conduct on the part of such persons. In addition to the specific restrictions set forth in the policy, the policy requires that all transactions in Company stock by such persons and by others in their households be pre-cleared by the General Counsel. The only exceptions to the pre-clearance requirement are10b5-1 trading plans and regular, ongoing acquisition of Company stock resulting from continued participation in employee benefit plans that the Company or its agents may administer. The policy also expressly prohibits directors and officers from engaging in hedging transactions involving the Company’s stock or pledging the Company’s stock.

Pay Clawbacks. In April 2013, the Company adopted a compensation recovery policy, which requires each executive officer of the Company to repay or forfeit a portion or all of any annual incentive, performance stock units or other performance-based compensation granted to him or her on or after September 29, 2012 if:

•

the payment, grant, or vesting of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement of the Company’s financial statements filed with the Securities and Exchange Commission;

•	the amount of the compensation that would have been received by the executive officer, had the financial results been properly reported, would have been lower than the amount actually received; and

•	the Board determines in its sole discretion that it is in the best interests of the Company and its shareholders for the executive officer to repay or forfeit all or any portion of the compensation.

Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the Company’s federal income tax deduction to $1 million per year for compensation to its CEO and certain other highly compensated executive officers (and beginning for 2018, certain former executive officers). Historically, qualified performance-based compensation for the CEO and certain “covered officers” was not, however, subject to the deduction limit, provided certain requirements of Section 162(m) were satisfied. This exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available. It has been our policy to consider the impact of this rule when developing and implementing our executive compensation program. Annual Incentive awards, performance-based stock units, and stock options (and stock appreciation rights) generally were designed to meet the deductibility requirements. We also believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying business and talent goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m).

Statement Regarding Compensation Risk Assessment

The Company believes that its compensation programs, policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Specifically, as detailed previously, the Company maintains a market competitive, balanced executive compensation program with varying incentive award types, performance metrics, performance/vesting periods and includes governance features that mitigate potential risk (including Committee oversight, maximum potential payouts are set under incentive plans, stock ownership guidelines, and a pay clawback policy).

COMPENSATION COMMITTEE REPORT

The Committee oversees the Company’s programs for compensating executive officers and other key management employees, including the administration of the Company’s equity-based compensation plans, and approves the salaries, bonuses and other awards to executive officers. The Committee has reviewed and discussed the Compensation Discussion and Analysis with management of the Company, and, based on such review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis so stated be included in this Proxy Statement.

Organization and Compensation Committee

David L. Treadwell (Chairman)

Jeffrey D. Jones

Harry J. Wilson

Summary Compensation Table

The following table summarizes the compensation that was earned by, or paid or awarded to, the Named Executive Officers. The “Named Executive Officers” are the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, and the three other most highly compensated executive officers serving as such as of December 31, 2017, determined based on the individual’s total compensation for the year ended December 31, 2017, as reported in the table below, other than amounts reported as above-market earnings on deferred compensation and the actuarial increase in pension benefit accruals.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Options Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)(7)
Sachin S. Lawande	2017	$1,030,000	$—	$3,785,854	$1,249,984	$1,416,250	$—	$562,355	$8,044,443
President and Chief	2016	$1,022,500	$—	$3,868,842	$1,249,996	$1,700,000	$—	$883,234	$8,724,572
Executive Officer (8)	2015	$507,576	$3,250,000	$5,845,106	$636,971	$921,387	$—	$84,453	$11,245,493
Christian A. Garcia	2017	$590,000	$—	$1,135,657	$374,992	$590,000	$—	$113,368	$2,804,017
Executive Vice President	2016	$147,500	$500,000	$979,296	$94,255	$155,851	$—	$28,018	$1,904,920
and Chief Financial Officer (9)
Sunil K. Bilolikar	2017	$385,733	$—	$767,233	$86,781	$313,408	$126,720	$977,387	$2,657,262
Senior Vice President, Operations and Procurement (10)
Robert R. Vallance	2017	$385,604	$—	$1,180,590	$86,755	$313,304	$—	$99,040	$2,065,293
Senior Vice President,	2016	$381,825	$—	$257,937	$83,348	$261,410	$—	$56,822	$1,041,342
Customer Business Groups (11)
Matthew M. Cole	2017	$343,900	$—	$1,044,066	$77,377	$279,419	$—	$84,044	$1,828,806
Senior Vice President,
Product Development Engineering (12)

(1)	This column is composed of sign-on bonus payments to Mr. Garcia in 2016 and Mr. Lawande in 2015.

(2)	The amounts shown in this column represent the grant date fair values for performance stock unit and restricted stock unit awards in 2017, 2016 and 2015. The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 15 “Stock-Based Compensation” to the consolidated financial statements included in Item 8 “Financial Statements and Supplementary Data” of the Company’s the 2017 10-K.

(3)	The amounts shown in this column represent the grant date fair values for stock options granted in 2017, 2016 and 2015. The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 15 “Stock-Based Compensation” to the consolidated financial statements included in Item 8 “Financial Statements and Supplementary Data” of the Company’s 2017 10-K.

(4)	For 2017, this column is composed of the amounts payable to each of the Named Executive Officers under the 2017 annual incentive performance program, as further described in the “Compensation Discussion and Analysis,” above. There were no earnings on non-equity incentive plan compensation earned or paid to the Named Executive Officers in or for 2017.

(5)	This column reflects an estimate of the aggregate change in actuarial present value of each Named Executive Officers’ accumulated benefit under all defined benefit pension plans from the measurement dates for such plans used for financial statement purposes. See “Retirement Benefits — Defined Benefit Plans,” below. None of the Named Executive Officers received or earned any above-market or preferential earnings on deferred compensation.

(6)	For 2017, this column includes the following benefits paid to, or on behalf of, the Named Executive Officers:

•	Life insurance premiums paid by the Company on behalf of all of the Named Executive Officers;

•

Company-contributions to the Company’s 401(k) defined contribution plan, DC SERP and Savings Parity Plan on behalf of Mr. Lawande ($559,650), Mr. Garcia ($111,877), Mr. Bilolikar ($97,085), Mr. Vallance ($97,052) and Mr. Cole ($83,515);

•	Tax payments and reimbursements on behalf of Mr. Bilolikar ($70,441) in connection with his international service assignment; and

•

The payment of expenses to or on behalf of Mr. Bilolikar ($805,650) under the Company’s international service employee program, which provides allowances and payments to address the incremental costs of housing, education, cost of living, taxes and other costs associated with international assignments.

(7)	Total 2015 Compensation of $11.2 million for Mr. Lawande includes one-time sign-on/buy-out cash compensation of $3.25 million as shown in the “Bonus” column above and one-time sign-on/buy-out equity of $3.25 million included in the “Stock Awards” column above. Total Target Direct Compensation for Mr. Lawande for 2015 (assuming he was with the Company for a full year) is $7,000,000.

(8)	Mr. Lawande joined Visteon as Chief Executive Officer and President effective June 29, 2015.

(9)	Mr. Garcia joined Visteon as Executive Vice President and Chief Financial Officer effective October 1, 2016.

(10)	Mr. Bilolikar was appointed Senior Vice President, Operations and Procurement in December 2016. Prior to that, he was Group Vice President, Operations and Procurement, since July 2014. During his career with Visteon and Ford Motor Company he has held several engineering and operations leadership positions.

(11)	Mr. Vallance has been Senior Vice President, Customer Business Groups since December 2016. Prior to that, he was Vice President, Customer Business Groups upon rejoining the Company in July 2014.

(12)	Mr. Cole has been Senior Vice President, Product Development Engineering, since December 2016. Prior to that, he was Vice President, Product Development upon rejoining the Company in July 2014.

The following table summarizes all incentive plan awards that were made to the Named Executive Officers during 2017.

Grants of Plan-Based Awards in 2017

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($ /Sh)	Market Price on Grant Date ($ /Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Sachin S. Lawande
Annual Cash Incentive (1)	—	$339,900	$1,133,000	$2,266,000	—	—	—	—	—	—	—	—
Stock Options	03/03/2017	—	—	—	—	—	—	—	47,187	$94.77	$94.75	$1,249,984
Restricted Stock Units	03/03/2017	—	—	—	—	—	—	13,569	—	—	—	$1,285,934
Performance Stock Units	03/03/2017	—	—	—	1,977	22,591	33,887	—	—	—	—	$2,499,920
Christian A. Garcia
Annual Cash Incentive (1)	—	$141,600	$472,000	$944,000	—	—	—	—	—	—	—	—
Stock Options	03/03/2017	—	—	—	—	—	—	—	14,156	$94.77	$94.75	$374,992
Restricted Stock Units	03/03/2017	—	—	—	—	—	—	4,070	—	—	—	$385,714
Performance Stock Units	03/03/2017	—	—	—	593	6,777	10,166	—	—	—	—	$749,943
Sunil K. Bilolikar
Annual Cash Incentive (1)	—	$75,218	$250,726	$501,453	—	—	—	—	—	—	—	—
Stock Options	03/03/2017	—	—	—	—	—	—	—	3,276	$94.77	$94.75	$86,781
Restricted Stock Units	03/03/2017	—	—	—	—	—	—	942	—	—	—	$89,273
Performance Stock Units	03/03/2017	—	—	—	137	1,568	2,352	—	—	—	—	$173,515
Restricted Stock Units	04/20/2017	—	—	—	—	—	—	5,222	—	—	—	$504,445
Robert R. Vallance
Annual Cash Incentive (1)	—	$75,193	$250,643	$501,285	—	—	—	—	—	—	—	—
Restricted Stock Units	01/11/2017	—	—	—	—	—	—	10,339	—	—	—	$917,896
Stock Options	03/03/2017	—	—	—	—	—	—	—	3,275	$94.77	$94.75	$86,755
Restricted Stock Units	03/03/2017	—	—	—	—	—	—	941	—	—	—	$89,179
Performance Stock Units	03/03/2017	—	—	—	137	1,568	2,352	—	—	—	—	$173,515
Matthew M. Cole
Annual Cash Incentive (1)	—	$67,061	$223,535	$447,070	—	—	—	—	—	—	—	—
Restricted Stock Units	01/11/2017	—	—	—	—	—	—	9,122	—	—	—	$809,851
Stock Options	03/03/2017	—	—	—	—	—	—	—	2,921	$94.77	$94.75	$77,377
Restricted Stock Units	03/03/2017	—	—	—	—	—	—	839	—	—	—	$79,512
Performance Stock Units	03/03/2017	—	—	—	122	1,398	2,097	—	—	—	—	$154,703

(1)	Represents the performance-based cash bonus opportunity under the 2017 annual incentive program, as further described in the “Compensation Discussion and Analysis,” above. The amounts actually paid under this program are set forth in the “Non-Equity Incentive Plan Compensation” column of the above “Summary Compensation Table.”

(2)	Represents performance stock unit grants made under the 2017 long-term incentive program, as further described in the “Compensation Discussion and Analysis,” above.

(3)	Represents restricted stock units and stock options granted under the 2017 long-term incentive program, as further described in the “Compensation Discussion and Analysis,” above.

(4)	A discussion of assumptions used in calculating grant date fair values in accordance with FASB ASC Topic 718 may be found in Note 15 “Stock Based Compensation” to the consolidated financial statements included in Item 8 “Financial Statements and Supplementary Data” of the Company’s 2017 Form 10-K. The ultimate value of stock-based awards, if any, will depend on the future value of the common stock and the holder’s investment decisions, neither of which can be accurately predicted.

Visteon Corporation 2010 Incentive Plan

The Visteon Corporation 2010 Incentive Plan, as amended, permits grants of stock options, stock appreciation rights, performance stock units, restricted stock, restricted stock units and other rights relating to our common stock, as well as performance and time-based cash bonuses. In 2017, the Company implemented an annual incentive cash bonus program for eligible employees and a long-term equity-based incentive program for eligible employees, including the Named Executive Officers. These programs are discussed further under “Compensation Discussion and Analysis,” above. Except under certain circumstances such as retirement or involuntary termination, an executive must be employed in good standing with the Company at the conclusion of a performance period to be eligible for a bonus payment. The Committee retains discretion under the 2010 Incentive Plan to modify or adjust any award at any time.

The stock options awarded under the 2017 long-term incentive program vest ratably over three years from the date of grant. The exercise price of the stock options is the average of the high and low selling prices of our common stock on the New York Stock Exchange (or Nasdaq Global Select Market (Nasdaq) for grants on or after December 27, 2017) on the date of grant, unless otherwise approved by the Organization and Compensation Committee. Any unexercised stock options will expire after seven years. If a holder of a stock option retires, becomes disabled, or dies, his or her stock options continue to be exercisable up to the normal expiration date. See “Potential Payments Upon Termination,” below. The stock options are subject to certain conditions, including not engaging in competitive activity, and generally cannot be transferred. The restricted stock units awarded under the 2017 long-term incentive program vest ratably over three years from the date of grant and, at the election of the Company, will be paid in common stock or cash based on the average of the high and low selling prices of our common stock on the New York Stock Exchange (Nasdaq for vesting dates on or after December 27, 2017) on such vesting date. The performance stock units awarded under the 2017 long-term incentive program vest on January 31, 2020 based on the achievement of certain relative total shareholder return metrics and will be paid in cash based on the average of the high and low selling prices of our common stock on Nasdaq on such vesting date or common stock, at the election of the Company. Holders of restricted stock units and performance stock units (to the extent earned) may receive the same cash dividends or dividend equivalents as other stockholders owning common stock.

The Special Distribution paid to shareholders in January 2016 qualified as a dividend under the 2010 Incentive Plan, as amended. As such, Mr. Lawande received dividend equivalent units for outstanding restricted stock units and performance stock units in accordance with the terms and conditions of his awards granted in 2015. Messrs. Bilolikar, Vallance and Cole received accrued cash dividends on their outstanding restricted stock units and performance stock units. Such dividend equivalent units and accrued cash dividends are earned by the executives as the underlying restricted stock units or performance stock units vest. In regard to stock options outstanding as of the January 2016 Special Distribution, the exercise prices of Messrs. Lawande, Bilolikar, Vallance and Cole’s stock options were reduced in accordance with the 2010 Incentive Plan document, so as not to put the executives in a disadvantaged position.

Employment Agreement with Mr. Lawande

In June 2015, the Company and Mr. Lawande entered into an employment agreement and Mr. Lawande commenced employment on June 29, 2015. Under the terms of the employment agreement, Mr. Lawande serves as the Chief Executive Officer and President of the Company, with an initial term of three years. Pursuant to the Employment Agreement, Mr. Lawande received an initial annualized base salary of $1 million, with a target annual cash bonus opportunity of no less than 100% of his base salary and annual long-term incentive opportunity of $5 million. This agreement was amended and restated effective February 12, 2018, to extend the term to June 29, 2021. Base salary was established at an annual rate of $1,030,000 with a target annual cash bonus opportunity of at least 125%.

Under the initial agreement, and in connection with the forfeiture of significant outstanding long-term incentive awards at his prior employer, Mr. Lawande received a $3.25 million cash sign-on/buy-out payment (“Sign-On/Buy-Out Payment”) and a $3.25 million grant of time-based restricted stock units (“Sign-On/Buy-Out RSUs”). The Sign-On/Buy-Out Payment is now fully vested and no longer subject to clawback. The Sign-On/Buy-Out RSUs will vest on the third (3rd) anniversary of the commencement of Mr. Lawande’s employment, June 29, 2018, subject to Mr. Lawande’s continued employment. The Sign-On/Buy-Out RSUs had a grant date value equal to $3.25 million and are subject to the terms and conditions of the 2010 Incentive Plan, as amended. The Sign-On/Buy-Out RSUs also provide for dividend equivalents in the form of additional shares of the Company’s common stock in the event of the issuance of dividends on shares of the Company’s common stock (with such additional shares subject to the same terms and conditions of the Sign-On/Buy-Out RSUs), and, generally in the event Mr. Lawande’s employment is terminated by the Company without Cause or by Mr. Lawande for Good Reason, the Sign-On/Buy-Out RSUs will fully vest.

If Mr. Lawande is terminated without cause or his employment is voluntarily terminated for good reason, he will receive (generally subject to a customary release of claims and certain restrictive covenants) (i) a cash payment equal to 1.5 times the sum of his annual base salary and target bonus, (ii) a pro rata annual bonus for the year of termination based on corporate achievement levels for the entire year, (iii) up to 18 months of health benefits and (iv) outplacement services for a period of up to one year in an amount not to exceed $50,000. If, within two (2) years after the occurrence of a Change in Control (as defined in the employment agreement), Mr. Lawande is terminated without Cause or his employment is voluntarily terminated for good reason, he will receive (i) a cash payment equal to 2 times the sum of his annual base salary and target bonus, (ii) a pro rata portion of the annual bonus awarded to Mr. Lawande for the fiscal year in which the termination occurs, assuming the achievement at target level, (iii) up to 18 months of life, accident and health insurance benefits, (iv) accelerated vesting of any benefits under the Company’s 2010 Supplemental Executive Retirement Plan and Savings Parity Plan or any successor to any such plans or similar plans and payment of benefits under such plans in accordance with their terms and (v) reimbursement for outplacement services for a period of up to one year in an amount not to exceed $50,000. Mr. Lawande is entitled to participate in the Company’s standard benefits and perquisites on the same basis as other senior executives of the Company, as well as receive reimbursement of up to $10,000 of professional fees incurred in connection with finalizing the employment agreement and related agreements. The employment agreement includes a clawback provision whereby Mr. Lawande may be required, upon certain triggering events, to repay all or a portion of his compensation, pursuant to any clawback policy adopted by or applicable to the Company, including under the Dodd-Frank Wall Street Reform and Consumer Protection Act. The employment agreement also contains customary confidentiality, ownership of works and non-disparagement provisions, as well as standard non-competition and non-solicitation provisions.

The following table sets forth information on outstanding stock options and stock units held by the Named Executive Officers at December 31, 2017, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option. Outstanding equity awards at December 31, 2017 are as follows (unless otherwise indicated by footnote).

Outstanding Equity Awards at 2017 Fiscal Year-End

Name		Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Sachin S. Lawande	06/29/2015	6,539	5,770	—	$62.76	06/28/2022	—		—	—		—
	06/29/2015	—	—	—	—	—	51,774	(4)	$6,478,998	—		—
	06/29/2015	—	—	—	—	—	3,382	(5)	$423,223	—		—
	06/29/2015	—	—	—	—	—	—		—	20,536	(23)	$2,569,875
	03/04/2016	11,587	33,174	—	$72.98	03/03/2023	—		—	—		—
	03/04/2016	—	—	—	—	—	12,505	(6)	$1,564,876	—		—
	03/04/2016	—	—	—	—	—	—		—	27,802	(24)	$3,479,142
	03/03/2017	—	47,187	—	$94.77	03/02/2024	—		—	—		—
	03/03/2017	—	—	—	—	—	13,569	(7)	$1,698,025	—		—
	03/03/2017	—	—	—	—	—	—		—	22,591	(25)	$2,827,038

Christian A. Garcia	10/01/2016	1,349	2,698	—	$71.37	09/30/2023	—		—	—		—
	10/01/2016	—	—	—	—	—	9,765	(8)	$1,221,992	—		—
	10/01/2016	—	—	—	—	—	877	(9)	$109,748	—		—
	10/01/2016	—	—	—	—	—	—		—	2,289	(24)	$286,445
	03/03/2017	—	14,156	—	$94.77	03/02/2024	—		—	—		—
	03/03/2017	—	—	—	—	—	4,070	(10)	$509,320	—		—
	03/03/2017	—	—	—	—	—	—		—	6,777	(25)	$848,074

Sunil K. Bilolikar	03/05/2015	—	735	—	$59.59	03/04/2022	—		—	—		—
	03/05/2015	—	—	—	—	—	267	(11)	$45,000	—		—
	03/05/2015	—	—	—	—	—	—		—	1,549	(23)	$261,068
	03/04/2016	—	2,213	—	$72.98	03/03/2023	—		—	—		—
	03/04/2016	—	—	—	—	—	834	(12)	$104,367	—		—
	03/04/2016	—	—	—	—	—	—		—	1,854	(24)	$232,010
	03/03/2017	—	3,276	—	$94.77	03/02/2024	—		—	—		—
	03/03/2017	—	—	—	—	—	942	(13)	$117,882	—		—
	03/03/2017	—	—	—	—	—	—		—	1,568	(25)	$196,220
	04/20/2017	—	—	—	—	—	5,222	(14)	$653,481	—		—

Robert R. Vallance	03/05/2015	—	716	—	$59.59	03/04/2022	—		—	—		—
	03/05/2015	—	—	—	—	—	261	(15)	$43,989	—		—
	03/05/2015	—	—	—	—	—	—		—	1,509	(23)	$254,327
	03/04/2016	—	2,212	—	$72.98	03/03/2023	—		—	—		—
	03/04/2016	—	—	—	—	—	834	(16)	$104,367	—		—
	03/04/2016	—	—	—	—	—	—		—	1,854	(24)	$232,010
	01/11/2017	—	—	—	—	—	10,339	(17)	$1,293,822	—		—
	03/03/2017	—	3,275	—	$94.77	03/02/2024	—		—	—		—
	03/03/2017	—	—	—	—	—	941	(18)	$117,757	—		—
	03/03/2017	—	—	—	—	—	—		—	1,568	(25)	$196,220

Matthew M. Cole	03/05/2015	—	374	—	$59.59	03/04/2022	—		—	—		—
	03/05/2015	—	—	—	—	—	136	(19)	$22,921	—		—
	03/05/2015	—	—	—	—	—	—		—	789	(23)	$132,978
	03/04/2016	—	1,970	—	$72.98	03/03/2023	—		—	—		—
	03/04/2016	—	—	—	—	—	743	(20)	$92,979	—		—
	03/04/2016	—	—	—	—	—	—		—	1,651	(24)	$206,606
	01/11/2017	—	—	—	—	—	9,122	(21)	$1,141,527	—		—
	03/03/2017	—	2,921	—	$94.77	03/02/2024	—		—	—		—
	03/03/2017	—	—	—	—	—	839	(22)	$104,992	—		—
	03/03/2017	—	—	—	—	—	—		—	1,398	(25)	$174,946

(1)	Stock options vest in one-third increments annually from date of grant.

(2)	For options granted on March 5 and June 29, 2015, the exercise price shown reflects the reduction which resulted from the January 2016 Special Distribution.

(3)	The market value of unvested restricted stock units and performance stock units was determined using a per share price of $125.14, the closing price of our common stock as reported on The Nasdaq Global Select Market as of December 31, 2017, except for Messrs. Bilolikar, Vallance and Cole’s restricted and performance stock units granted prior to the January 2016 Special Distribution. Such awards also include the value of the 2016 Special Distribution of $43.40, which will be paid at the time the related units vest.

(4)	51,774 restricted stock units that vest on June 29, 2018.

(5)	3,382 restricted stock units that vest on June 29, 2018.

(6)	6,252 restricted stock units that vest on March 4, 2018; and 6,253 restricted stock units that vest on March 4, 2019.

(7)	4,523 restricted stock units that vest on each of March 3, 2018, 2019 and 2020.

(8)	9,765 restricted stock units that vest on October 1, 2019.

(9)	438 restricted stock units that vest on October 1, 2018; and 439 restricted stock units that vest on October 1, 2019.

(10)	1,356 restricted stock units that vest on March 3, 2018; and 1,357 units that vest on each of March 3, 2019 and 2020.

(11)	267 restricted stock units that vest on March 5, 2018.

(12)	417 restricted stock units that vest on each of March 4, 2018 and 2019.

(13)	314 restricted stock units that vest on each of March 3, 2018, 2019 and 2020.

(14)	5,222 restricted stock units that vest on April 20, 2021.

(15)	261 restricted stock units that vest on March 5, 2018.

(16)	417 restricted stock units that vest on each of March 4, 2018 and 2019.

(17)	10,339 restricted stock units that vest on January 11, 2021.

(18)	313 restricted stock units that vest on March 3, 2018 and 314 units that vest on each of March 3, 2019 and 2020.

(19)	136 restricted stock units that vest on March 5, 2018.

(20)	371 restricted stock units that vest on March 4, 2018 and 372 units that vest on March 4, 2019.

(21)	9,122 restricted stock units that vest on January 11, 2021.

(22)	279 restricted stock units that vest on March 3, 2018; and 280 units that vest on each of March 3, 2019 and 2020.

(23)	Performance stock units granted as part of the 2015 Long Term Incentive. The performance period concludes on December 31, 2017 with vesting occurring on January 31, 2018 based on the Company’s relative total shareholder return (“TSR”).

(24)	Performance stock units granted as part of the 2016 Long Term Incentive. The performance period concludes on December 31, 2018 with vesting occurring on January 31, 2019 based on the Company’s relative total shareholder return (“TSR”).

(25)	Performance stock units granted as part of the 2017 Long Term Incentive. The performance period concludes on December 31, 2019 with vesting occurring on January 31, 2020 based on the Company’s relative total shareholder return (“TSR”).

The following table sets forth information regarding the exercising of vested stock options and the vesting of restricted and/or performance stock units during 2017 for each of the Named Executive Officers on an aggregated basis.

Option Exercises and Stock Vested in 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Sachin S. Lawande	10,000	$616,125	9,634	$934,727
Christian A. Garcia	—	$—	438	$54,378
Sunil K. Bilolikar	1,840	$79,652	2,595	$333,530
Robert R. Vallance	2,537	$103,204	676	$75,349
Matthew M. Cole	1,359	$61,016	507	$53,951

(1)	These values were determined by using the market value of our common stock on The New York Stock Exchange at the time of exercise less the option exercise price, without regard to cash or shares withheld for income tax purposes.

(2)	These values were determined by using the average of the high and low prices of our common stock on The New York Stock Exchange on such vesting dates, without regard to cash or shares withheld for income tax purposes.

Retirement Benefits

Defined Benefit Plans

The following table sets forth the actuarial present value of Mr. Bilolikar’s accumulated benefit under each defined benefit plan, assuming benefits are paid at normal retirement age. The table also shows the number of years of credited service under each such plan, computed as of the same pension plan measurement date used in the Company’s audited financial statements for the year ended December 31, 2017. The table also reports any pension benefits paid to each Named Executive Officer during the year. Messrs. Lawande, Garcia, Vallance and Cole are not entitled to defined benefits as they joined the Company after the defined benefit plans were frozen as described below.

Pension Benefits for 2017

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Sunil K. Bilolikar	Visteon Pension Plan	17.0	$573,048	$—
	Pension Parity Plan	17.0	$58,478	$—
	Supplemental Executive Retirement Plan	17.0	$439,451	$—

(1)	The present value of the accumulated benefits was determined using the discount rate, mortality assumptions, interest crediting rate and measurement date (December 31, 2017) used by the Company for financial reporting purposes as further described in Note 14 “Employee Benefit Plans” to the consolidated financial statements included in Item 8 “Financial Statements and Supplementary Data” of the Company’s 2017 Form 10-K. The benefits were assumed to be payable at normal retirement ages or such earlier ages at which the executives could commence an unreduced retirement benefit. The present value of Mr. Bilolikar’s pension benefits assuming an early retirement as of December 31, 2017 is approximately $1,248,000.

The Company froze compensation and service in its defined benefit pension plan for U.S. employees effective December 31, 2011. The frozen plan, the Visteon Pension Plan (the “Qualified Pension Plan”), is a defined benefit plan qualified under Section 401(a) of the Internal Revenue Code (the “Code”). Visteon provides additional pension benefits to its U.S. executives under the following nonqualified supplemental pension arrangements: the 2010 Supplemental Executive Retirement Plan (“SERP”); and the 2010 Pension Parity Plan (“Pension Parity Plan”). The defined benefit component of the SERP and the Pension Parity Plan were also frozen on December 31, 2011.

In order to reduce the costs and volatility of these benefits to permit the Company to compete on a global basis, Visteon has made a number of modifications to its retirement programs over time. As a result, participation in these plans, and certain features of the plans, depend on when each executive was hired by the Company.

U.S. Executives Hired Before January 1, 2002 — Mr. Bilolikar

Qualified Pension Plan

The non-contributory feature of the Qualified Pension Plan provides a monthly benefit, payable in the form of a life annuity, equal to a flat rate (fixed dollar rate) times years of employment prior to July 1, 2006. The highest flat rate in effect on June 30, 2006 was $47.45. Prior to July 1, 2006, following three months of employment, a participant could elect to be covered by the contributory feature of the plan and receive a contributory benefit in lieu of the non-contributory benefit. The contributory benefit, payable in the form of a life annuity, is equal to 1.5% of Final Average Monthly Salary times years of employment (prior to July 1, 2006) while a contributory participant plus 0.4% of Final Average Monthly Salary in excess of the Social Security Breakpoint times years of employment (prior to July 1, 2006, not to exceed 35 years) while a contributory participant. Final Average Monthly Salary is the highest average monthly salary paid as of any five consecutive December 31 dates during the last 120 consecutive months prior to January 1, 2012 while a contributory participant. Normal retirement is age 65 and portions of early retirement benefits are available at age 62 unreduced for age. Early retirement benefits are available as early as age 55 with 10 years of service or at any age with 30 years of service with portions reduced from age 62. Mr. Bilolikar is currently eligible for early retirement benefits. If the employee was contributing to the plan as of June 30, 2006, future

December 31 base pay amounts continue to be recognized for purposes of determining the Final Average Monthly Salary through December 31, 2011. Effective July 1, 2006, salaried employees accrue monthly cash balance benefits under the pension plan. The Cash Balance benefit is based on a hypothetical account which grows with 4% pay credits through December 31, 2011 and interest credits based on the 30-year Treasury bond rate which continue until commencement of benefit payments. The cash balance vesting requirement for service after January 1, 2008 is three years. At retirement, the vested account balance is payable as a lump sum or converted into a monthly benefit payable in the form of a life annuity. The benefit payable from the cash balance feature is reduced for early commencement if payment begins before age 65. Effective January 1, 2013, participants may elect to receive the entire value of the Qualified Pension Plan benefit as a lump sum.

Nonqualified Pension Plans

Since the Qualified Pension Plan is a qualified plan, it is subject to the rules of the Code. The Code limits the amount of benefits that may be paid by a qualified plan and it limits the amount of salary that may be recognized in computing plan benefits. The maximum accrued benefit for 2017 is $210,000 and the maximum annual salary the plan may recognize for 2011, the year the plan was frozen is $245,000. The Pension Parity Plan, an unfunded, nonqualified pension plan, restores any benefits lost due to the limitations on benefits and compensation imposed by the Code. The changes to the Qualified Pension Plan that took effect on July 1, 2006 and December 31, 2011 also apply to the Pension Parity Plan.

For eligible executives hired prior to January 1, 2002, the SERP, a nonqualified, unfunded pension benefit, provides an additional monthly benefit, calculated in the form of a life annuity, equal to the participant’s Final Average Monthly Salary (without regard to the Code compensation limit) times years of employment times a percentage determined by job classification at retirement. The percentages range between 0.20% and 0.90%. Credited service earned under this formula ceased to accrue under the SERP as of June 30, 2006. Effective as of July 1, 2006 through December 31, 2011, eligible executives participate in the “BalancePlus SERP” feature of the SERP. The BalancePlus SERP provides an additional monthly benefit based upon a hypothetical account balance that is in excess of the amount calculated under the Qualified Pension Plan BalancePlus Program and the Pension Parity Plan. The account balance from the BalancePlus SERP before offset is calculated under the formulas in the BalancePlus Program with the following modifications: 1) Annual Salary is calculated without regard to the Code compensation limit; 2) Final Average Monthly Salary is increased by the average of the three highest consecutive Annual Incentive amounts; and 3) a 15% benefit multiplier is used under the Pension Equity formula in lieu of the 12.5% benefit multiplier. The Pension Equity account under the BalancePlus SERP has its own early retirement reduction factors, which are applied at early retirement before offsetting the amount calculated under the BalancePlus Program and the Pension Parity Plan. Unlike the Qualified and Pension Parity Plans, the service under the Pension Equity formula was not frozen in 2006, but continued to be recognized through December 31, 2011.

Defined Contribution Qualified Plan — All NEOs

The Named Executive Officers, as well as most U.S. salaried employees, are also entitled to participate in the Visteon Investment Plan (Visteon’s 401(k) investment and savings plan). The amounts that may be deferred are limited by the Code. From January 1, 2012, the Company matched employee contributions of up to 6% of pay at a rate of 100% of the employee’s eligible contributions. Amounts deferred for each Named Executive Officer are reflected in the “Salary” column of the above “Summary Compensation Table.”

Nonqualified Defined Contribution Plans (Savings Parity and Amended SERP) — All NEOs

Effective January 1, 2012, the Company adopted a new Savings Parity Plan that restores company matching contributions under the Visteon Investment Plan lost due to Code limitations, and amended the SERP to provide benefits through a defined contribution approach: eligible employees will receive credits equal to 6%, 9%, or 14.5% of base compensation and annual incentive, dependent upon their organizational levels. The account balances in both the Savings Parity Plan and the amended SERP will be increased or reduced to reflect earnings and losses on hypothetical investments designated by the employee.

2017 Nonqualified Deferred Compensation

The following table provides information about the nonqualified defined contribution deferred compensation plans in which our NEOs participate , subject to the terms of such plans. Our NEOs participate during their tenure in the Savings Parity Plan and the Defined Contribution SERP (“DC SERP”) Plan, both of which became effective on January 1, 2012. The Savings Parity Plan restores company matching contributions under the Visteon Investment Plan, Visteon’s investment and savings plan, lost due to IRS Code limitations. The DC SERP plan provides benefits through a defined contribution approach where eligible employees receive credits equal to 6%, 9% or 14.5% of base compensation and annual incentive, dependent upon their organizational levels. Account balances in both the Savings Parity Plan and DC SERP will be increased or reduced to reflect earnings and losses on hypothetical investments designated by the employee.

Nonqualified Deferred Compensation for 2017

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Sachin S. Lawande
Savings Parity Plan (1)	$—	$147,600	$14,306	$—	$262,639
DC SERP (2)	$—	$395,850	$114,313	$—	$889,933
Christian A. Garcia
Savings Parity Plan (1)	$—	$28,551	$—	$—	$28,551
DC SERP (2)	$—	$67,126	$8,448	$—	$89,014
Sunil K. Bilolikar
Savings Parity Plan (1)	$—	$22,634	$34,701	$—	$167,268
DC SERP (2)	$—	$58,251	$73,179	$—	$326,486
Robert R. Vallance
Savings Parity Plan (1)	$—	$22,621	$9,768	$—	$75,052
DC SERP (2)	$—	$58,231	$7,691	$—	$79,557
Matthew M. Cole
Savings Parity Plan (1)	$—	$17,206	$3,934	$—	$45,623
DC SERP (2)	$—	$50,109	$5,457	$—	$55,566

(1)	The Savings Parity Plan was adopted effective January 1, 2012. The Company contributions noted in this Table represent accrued contributions to be credited to each participant’s account for the fiscal year reported in this Proxy as well as well as the aggregate earnings and aggregate withdrawals/distributions made to the participants’ accounts during fiscal year 2017.

(2)	The Defined Contribution SERP (“DC SERP”) was adopted effective January 1, 2012. This Table reflects Company contributions, aggregate earnings, aggregate gains/losses, and aggregate withdrawals/distributions made to the participants’ accounts during fiscal year 2017.

(3)	These amounts are included in the All Other Compensation column of the Summary Compensation Table.

Potential Payments Upon Termination

Set forth below are estimated accelerated payments and benefits that would have been provided to the Named Executive Officers remaining employed by the Company at the end of 2017 upon their hypothetical termination of employment (or that would have been accelerated upon a change in control) under specified circumstances as provided in the relevant agreements and plans, assuming that the relevant triggering event occurred at December 31, 2017 and based on the Company’s closing common stock price as of December 31, 2017. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to those Named Executive Officers, which amounts would only be known at the time that they become eligible for payment and would only be payable if any of the triggering events were to occur under the terms of the relevant agreements. Accrued amounts (other than the accelerated vesting of retirement benefits noted below) under the Company’s pension and defined contribution plans are not included in this table.

Named Executive Officer	Involuntary Termination (w/o cause or for Good Reason)	Change in Control	Qualifying Termination after Change in Control
Sachin S. Lawande
Benefit:
• Severance Payments	$3,244,500	N/A	$4,326,000
• Accelerated Stock Option Vesting (1)	$—	$—	$3,523,358
• Accelerated Stock/Unit Awards Vesting (2)	$14,603,212	$—	$19,041,177
• Deferred Compensation (3)	$—	$—	$1,152,572
• Continuation of Health & Welfare Benefits (4)	$22,096	N/A	$26,452
• Outplacement Services (5)	$50,000	N/A	$50,000
• Tax Gross-Up	N/A	N/A	N/A

Totals	$17,919,808	$—	$28,119,559

Christian A. Garcia
Benefit:
• Severance Payments	$1,593,000	N/A	$2,124,000
• Accelerated Stock Option Vesting (1)	$—	$—	$574,989
• Accelerated Stock/Unit Awards Vesting (6)	$1,313,344	$—	$2,975,579
• Deferred Compensation (3)	$—	$—	$117,565
• Continuation of Health & Welfare Benefits (4)	$22,096	N/A	$24,591
• Outplacement Services (5)	$50,000	N/A	$50,000
• Tax Gross-Up	N/A	N/A	N/A

Totals	$2,978,440	$—	$5,866,724

Sunil K. Bilolikar
Benefit:
• Severance Payments	$954,689	N/A	$954,689
• Accelerated Stock Option Vesting (1)	$—	$—	$263,101
• Accelerated Stock/Unit Awards Vesting (6)	$772,431	$—	$1,610,027
• Deferred Compensation (3)	$—	$—	$—
• Continuation of Health & Welfare Benefits (4)	$26,086	N/A	$27,718
• Outplacement Services (5)	$50,000	N/A	$50,000
• Tax Gross-Up	N/A	N/A	N/A

Totals	$1,803,206	$—	$2,905,535

Named Executive Officer	Involuntary Termination (w/o cause or for Good Reason)	Change in Control	Qualifying Termination after Change in Control
Robert R. Vallance
Benefit:
• Severance Payments	$954,370	N/A	$954,370
• Accelerated Stock Option Vesting (1)	$—	$—	$261,773
• Accelerated Stock/Unit Awards Vesting (6)	$964,613	$—	$2,242,491
• Deferred Compensation (3)	$—	$—	$79,557
• Continuation of Health & Welfare Benefits (4)	$22,096	N/A	$23,727
• Outplacement Services (5)	$50,000	N/A	$50,000
• Tax Gross-Up	N/A	N/A	N/A

Totals	$1,991,079	$—	$3,611,918

Matthew M. Cole
Benefit:
• Severance Payments	$851,153	N/A	$851,153
• Accelerated Stock Option Vesting (1)	$—	$—	$215,981
• Accelerated Stock/Unit Awards Vesting (6)	$750,754	$—	$1,876,950
• Deferred Compensation (3)	$—	$—	$55,566
• Continuation of Health & Welfare Benefits (4)	$22,096	N/A	$23,550
• Outplacement Services (5)	$50,000	N/A	$50,000
• Tax Gross-Up	N/A	N/A	N/A

Totals	$1,674,003	$—	$3,073,200

(1)	Vesting for all unvested stock options would be accelerated in the event of a change in control followed by a qualifying termination, as defined by the terms and conditions of the relevant awards; the amount included in the table above is the excess of the market price of Visteon common stock as of December 31, 2017 over the exercise price of the unvested stock options as of that date.

(2)	Mr. Lawande’s Buy-Out RSU grant fully vests upon involuntary termination without cause or for Good Reason (whether a change in control has occurred or not). Mr. Lawande’s other RSU and PSU awards are prorated based on service under an involuntary termination without cause or for Good Reason and fully vest under a qualifying termination after a change in control. The value of the units under each scenario is based upon the market price of Visteon common stock on December 31, 2017 and for PSUs, performance is assumed at target. Additionally, it is assumed that all units are converted or assumed by an acquirer in the event of a change in control, and, thus, such awards do not accelerate upon a change in control with continuing employment.

(3)	Represents the unvested values as of December 31, 2017 payable under each scenario for the participant’s accounts in the DC SERP and Savings Parity Plan, nonqualified deferred compensation plans.

(4)	The estimated cost of continuing health and welfare benefits is based on current insurance premiums.

(5)	The amount of covered or reimbursed services was assumed to be the maximum amount allowable under change in control agreements and the severance plan, as described further below. The amounts to be reimbursed will be only for those expenses actually incurred by the executive, and may be significantly less than the amount presented in the table.

(6)	Messrs. Garcia, Bilolikar, Vallance and Cole’s RSU and PSU awards are prorated based on service under an involuntary termination without cause and fully vest under a qualifying termination after a change in control as defined under the terms and conditions of the relevant awards. The value of the units under each scenario is based upon the market price of Visteon common stock on December 31, 2017 and for the PSUs, performance is assumed at target. Additionally, it is assumed that all units are converted or assumed by an acquirer in the event of a change in control, and, thus, such awards do not accelerate upon a change in control with continuing employment.

Potential Payments Upon Change in Control

The 2010 Incentive Plan was amended in June 2015 to change the default on acceleration of awards under the plan upon a change in control from a “single-trigger” to a “double-trigger.” Thus, awards under the amended plan will be accelerated upon a change in control (without a subsequent termination of employment) only if the awards are not assumed, converted or replaced by the acquirer or continuing entity.

Change in Control followed by Qualifying Termination

The Company has entered into change in control agreements with all of its Named Executive Officers, except Mr. Lawande. Mr. Lawande’s employment agreement includes similar change in control provisions. These agreements provide for certain benefits if a qualifying termination occurs following a change in control of the Company, as defined by the agreements. For the Named Executive Officers, a qualifying termination includes a termination of the executive’s employment without cause or a resignation for good reason (as defined by the agreements), in each case, within two years after the change in control. The benefits are designed to retain and motivate employees during the uncertain process that precedes a change in control transaction.

Subject to the terms of the applicable agreements and plans, the Named Executive Officers are entitled to the following benefits pursuant to the change in control or employment agreements so long as the executive signs an acceptable release of claims:

•

the payment of any unpaid salary or incentive compensation, together with all other compensation and benefits payable to the executive under the terms of the Company’s compensation and benefits plans, earned through the date of termination;

•	a severance payment in the amount of one and a half times (other than Messrs. Lawande and Garcia, which are two times) base salary plus the executive’s target annual bonus;

•	the continuation for 18 months following termination of life, accident and health insurance benefits for the executive and his or her dependents;

•

all contingent annual bonus awards under the 2010 Incentive Plan (or other plans) for periods that have not been completed become payable on a pro-rated basis assuming the achievement at target levels of any individual or corporate performance goals;

•

the benefits then accrued by or payable to the executive under the SERP, the Pension Parity Plan and the Savings Parity Plan, as applicable, or any other nonqualified plan providing supplemental retirement or deferred compensation benefits, become fully vested; and

•	reimbursement for the cost of outplacement services for up to 12 months following termination, not to exceed $50,000;

In addition to any other benefits described above or set forth in an award agreement at the time of the award, the 2010 Incentive Plan, as Amended, provides for the following benefits upon a change in control followed by a qualifying termination of employment within 24 months following such change in control when such awards have been assumed, converted or replaced by the acquirer or other continuing entity:

•

plan awards will become immediately fully vested if the holder’s employment is terminated without cause or for good reason (each as defined in the applicable change in control or employment agreement) within 24 months following the change in control; or

•

for plan awards that relate to performance periods that have not been completed as of the date of the change in control and that are not then vested, the awards will become immediately vested to the extent that the performance metrics have been achieved as of the date of such change in control (with any remainder being forfeited) if the holder’s employment is terminated without cause or for good reason (each as defined in the applicable change in control or employment agreement) within 24 months following the change in control.

Change in control payments for the Named Executive Officers are not grossed up for the payment of any section 4999 excise taxes. However, if such payments would be subject to section 4999 excise taxes, the applicable payments will be reduced to the extent necessary so that no portion of the total payments is subject to excise tax, but only if the net amount of such reduced payments is not less than the net amount of the total payments without such reduction.

“Good Reason” under the change in control agreements includes the following:

•	a negative material alteration is made in the executive’s duties and responsibilities;

•	the executive’s annual base salary is decreased (except for certain across-the-board reductions);

•	the executive is required to relocate his or her residence or principal office location by more than 50 miles;

•	the executive’s incentive compensation or other benefits are decreased by ten percent or more (except for certain across-the-board reductions); or

•	the executive is not paid any portion of his or her then current compensation or an installment under any deferred compensation program.

“Good Reason” under Mr. Lawande’s amended employment agreement shall mean the occurrence of any of the following events, without the express written consent of Mr. Lawande:

•

the Company’s assignment of duties (including titles and reporting relationships) inconsistent in any material respect with the duties or responsibilities as contemplated by Mr. Lawande’s employment agreement, any failure to re-nominate Mr. Lawande for election by the Company’s stockholders as a member of the Board, or any other action by the Company that results in a significant diminution in Mr. Lawande’s position, authority, duties or responsibilities (provided that any sale or other disposition of assets by the Company shall not, in and of itself, constitute a significant diminution in Mr. Lawande’s position, authority, duties or responsibilities; and provided, further, that a reduction in authority, duties or responsibilities resulting solely from the Company ceasing to be a publicly traded entity shall not constitute Good Reason hereunder); or

•	the Company’s material breach of any provision of Mr. Lawande’s employment agreement.

Each executive agrees to comply with confidentiality, non-disparagement and non-competition covenants during the term of the agreement and for a period thereafter. In addition, in the event of a potential change of control, as defined in the change in control agreements, each executive other than Mr. Lawande agrees not to voluntarily terminate his or her employment, except for retirement or good reason, until the earlier of six months after such potential change of control or the occurrence of a change in control.

A “change in control” will be deemed to have occurred under the change in control agreements and Mr. Lawande’s amended employment agreement as of the first day any one or more of the following is satisfied:

(A) any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 40% or more of the combined voting power of the Company’s then outstanding securities (subject to certain exceptions as described in the agreements);

(B) within any 12-month period, the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, at the beginning of the twelve month period, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the twelve month period or whose appointment, election or nomination for election was previously so approved or recommended (for these purposes, (x) a threatened election contest will be deemed to have occurred only if any person or entity publicly announces a bona fide intention to engage in an election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company, and (y) a withhold vote campaign with respect to any director will not by itself constitute an actual or threatened election contest);

(C) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (a) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 40% or more of the combined voting power of the Company’s then outstanding securities; or

(D) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of more than 50% of the Company’s assets, other than a sale or disposition by the Company of more than 50% of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

However, a “change in control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

Voluntary Termination without “Good Reason” or Involuntary Termination for “Cause”

An executive who voluntarily resigns without good reason or whose employment is terminated by the Company for cause (each as defined in the Change in Control Agreements, Terms and Conditions of Stock Grants and the individual employment agreement applicable to Mr. Lawande) will be entitled to receive unpaid salary and benefits, if any, he has accrued through the effective date of his termination, and the executive will forfeit any outstanding, unvested equity-based awards.

Involuntary Termination without “Cause” (all NEOs) or Voluntary Termination for “Good Reason” (Mr. Lawande only)

Upon the involuntary termination of employment by the Company (other than for specified reasons, including disability, availability of other severance benefits, and inappropriate conduct), and subject to the terms of the Plan described below, all officers elected by the Board of Directors are entitled to severance benefits under the 2010 Visteon Executive Severance Plan as amended. For the NEOs that qualify for any benefits, these severance benefits include a cash payment equal to 150% of the sum of one year of base salary plus their target annual incentive opportunity, a pro-rated annual incentive bonus for the fiscal year during which the termination occurs (based on actual Company performance during the period), the reimbursement of medical coverage premiums under COBRA for eighteen months following termination, and the provision of outplacement services for up to twelve months (not to exceed $50,000). However, if the eligible executive does not execute an acceptable release and waiver of claims, such executive will only be entitled to a cash payment equal to four weeks of base salary. The severance plan permits executives to receive both the severance benefits under the plan and, if eligible, the retirement benefits described above. For Mr. Lawande, the severance benefits provided under his amended employment agreement (as further described above under “Employment Agreement with Mr. Lawande”) apply in lieu of benefits under the severance plan during the term of such employment agreement.

The 2010 Incentive Plan does not accelerate any of the outstanding awards held by executives who are involuntarily terminated. However, the terms and conditions applicable to certain equity awards provide as follows:

•

the outstanding RSUs will vest on a pro rata basis (other than Mr. Lawande’s Sign-On/Buy-Out RSUs, which will vest in full) if the holder’s employment is involuntary terminated generally without cause or for good reason (each as defined in the applicable terms and conditions), provided that the holder had remained in the employ of the Company for at least 180 days following the grant date; and

•

the outstanding PSUs will not be forfeited and will vest on the scheduled vesting date on a pro rata basis if the holder’s employment is involuntary terminated without cause or for good reason (each as defined in the applicable terms and conditions), provided that the holder had remained in the employ of the Company for at least 180 days following the grant date (and the termination is either before any change in control or more than 24 months after any change in control, as defined in the applicable terms and conditions).

Termination Upon Retirement, Death or Disability

Following termination of executive’s employment for disability, the executive will receive all compensation payable under the Company’s disability and medical plans and insurance policies, which are available generally to the Company’s salaried employees. A termination upon the retirement, death or disability of a Named Executive Officer is generally treated the same as an involuntary termination with respect to the outstanding RSUs and PSUs. In addition, pursuant to Mr. Lawande’s employment agreement, he is entitled upon death or disability to any contingent annual bonus awards under the 2010 Incentive Plan (or other plans) for periods that have not been completed on a pro-rated basis based on actual achievement of any individual or corporate performance goals.

In addition to the payments and benefits described above, the Organization and Compensation Committee of the Board may authorize additional payments when it separates a Named Executive Officer. The Company might agree to make the payments it deems necessary to negotiate a definitive termination agreement with the terms, such as a general release of claims, nondisparagement, cooperation with litigation, noncompetition and nonsolicitation agreements, as determined by the Company.

CEO Pay Ratio

The 2017 annual total compensation of the Company’s CEO was $8,044,433. The 2017 annual total compensation of the median employee (excluding the CEO) was $17,727; this employee is located in India. The ratio between the two amounts is 454:1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.

As permitted by SEC rules, to identify our median employee, we selected November 30, 2017, which is within the last three months of 2017, as the date upon which we would identify the “median employee,” because it enabled us to make such identification in a reasonably efficient and economical manner. As of that date, the Company and its consolidated subsidiaries employed 9,831 employees in 21 countries. All full-time, part-time and temporary hourly and salaried employees of Visteon and its consolidated subsidiaries were included.

In order to identify the median employee, the Company applied a consistent definition of fixed cash compensation, which for hourly employees included their hourly rate and a reasonable estimate of hours worked. This definition of compensation was chosen because we believe it is a compensation measure that can be applied consistently across the globe. The compensation for any permanent employee who was hired after January 1, 2017, was annualized for 2017. We did not use any statistical sampling, cost-of-living adjustments or exclusions for purposes of this pay ratio disclosure.

Because the SEC rules for identifying the median of the annual total compensation of all our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to use a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio we are reporting, as those companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

Equity Compensation Plan Information

The following table summarizes information as of December 31, 2017 relating to its equity compensation plans pursuant to which grants of stock options, stock appreciation rights, stock rights, restricted stock, restricted stock units and other rights to acquire shares of its common stock may be made from time to time.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))(c)(2)
Equity compensation plans approved by security holders	939,522	$81.13	1,541,975
Equity compensation plans not approved by security holders	—	$—	—

Total	939,522	$81.13	1,541,975

(1)	Comprised of stock options, stock appreciation rights, which may be settled in stock or cash at the election of the Company, and outstanding restricted stock and performance stock units, which may be settled in stock or cash at the election of the Company without further payment by the holder, granted pursuant to the Visteon Corporation 2010 Incentive Plan. The weighted-average exercise price of outstanding options, warrants and rights does not take into account restricted stock or performance stock units that will be settled without any further payment by the holder.

(2)	Excludes an indefinite number of stock units that may be awarded under the Visteon Corporation Non-Employee Director Stock Unit Plan, which units may be settled in cash or shares of the Company’s common stock. Such plan provides for an annual, automatic grant of stock units worth $105,000 to each non-employee director of the Company. There is no maximum number of securities that may be issued under this Plan; however, the Plan will terminate on December 15, 2020 unless earlier terminated by the Board of Directors.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three directors, all of whom are considered independent under the rules and regulations of the Securities and Exchange Commission, the Nasdaq Stock Market listing standards and the Visteon Director Independence Guidelines, and operates under a written charter adopted by the Board of Directors. During 2017, the Audit Committee held six meetings. Visteon management has the primary responsibility for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. The independent registered public accounting firm also expresses an opinion, based on an audit, on the effectiveness of Visteon’s internal control over financial reporting. The Audit Committee oversees and monitors these processes and reports to the Board of Directors on its findings. The Audit Committee of the Board of Directors selects and hires the independent registered public accounting firm. The Audit Committee considers the impact of changing auditors when assessing whether to retain the current external auditor. Ernst & Young, LLP has served as Visteon’s external auditor since 2012. The Audit Committee believes that the choice of Ernst & Young, LLP to serve as external auditor is in the best interests of the Company and its shareholders.

During the year, the Audit Committee met and held discussions with Visteon management and Ernst & Young LLP, the independent registered public accounting firm. The Audit Committee discussed with Ernst & Young the overall scope and plans for their audit. The Audit Committee reviewed and discussed with Visteon management and Ernst & Young LLP the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as well as the Company’s internal control over financial reporting. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed with the Committee by the standards of the Public Company Accounting Oversight Board (United States)(PCAOB) Auditing Standard No. 16, Communications with Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations.

Ernst & Young LLP submitted to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with Ernst & Young LLP the firm’s independence and considered whether the provision of non-audit services by Ernst & Young LLP to the Company is compatible with maintaining the independence of Ernst & Young LLP. The Audit Committee concluded that the independence of Ernst & Young LLP from Visteon and management is not compromised by the provision of such non-audit services.

Based on these reviews and discussion, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and filed with the SEC.

Audit Committee Robert J. Manzo (Chairman) Naomi M. Bergman David L. Treadwell

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Visteon filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Visteon specifically incorporates this Audit Committee Report by reference into any such filing.

AUDIT FEES

The Audit Committee selects, subject to stockholder ratification, our independent registered public accounting firm for each fiscal year. During the years ended December 31, 2017 and December 31, 2016, Ernst & Young LLP was employed principally to perform the annual audit of the Company’s consolidated financial statements and internal control over financial reporting and to provide other services. Fees paid to Ernst & Young LLP for 2017 and 2016 are listed in the following table:

Year Ended December 31	Audit Services Fees	Audit Related Fees	Tax Fees	All Other Fees
2017	$4,000,000	$—	$1,900,000	$—
2016	$4,000,000	$—	$2,400,000	$—

Audit services fees include fees for services performed to comply with Sarbanes-Oxley Section 404 and Generally Accepted Auditing Standards (“GAAS”) as adopted by the Public Company Accounting Oversight Board and approved by the SEC, including the recurring audit of the Company’s consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to the audit of income tax provisions and related reserves, and consents, assistance, and review of documents filed with the SEC.

Audit-related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions, consultations regarding Generally Accepted Accounting Principles (“GAAP”), reviews and evaluations of the impact of new regulatory pronouncements, and audit services performed related to divested businesses and benefit/pension plans.

Tax fees primarily represent fees for tax planning services and tax-related compliance.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted procedures for its annual review and pre-approval of all audit and permitted non-audit services provided by the independent registered public accounting firm. These procedures include reviewing and approving a budget for audit and permitted non-audit services by category. The Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile, and whether the services enhance the Company’s ability to manage or control risks and improve audit quality. The Audit Committee will, as necessary, consider and, if appropriate, approve the provision of additional audit and non-audit services by its independent registered public accounting firm that are not encompassed by the Audit Committee’s annual pre-approval and not prohibited by law. The Audit Committee has delegated to the Chairman of the Audit Committee the approval authority, on a case-by-case basis, for services outside of or in excess of the Audit Committee’s aggregate pre-approved levels and not prohibited by law. In order to monitor services rendered and actual fees paid and commitments to be paid to the independent registered public accounting firm, the Chairman, or designee, shall report any such decisions to the Audit Committee at its next regular meeting.

ITEM 2. APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The next proposal on the agenda for the Annual Meeting will be ratifying the appointment of Ernst & Young LLP by the Audit Committee as the Company’s independent registered public accounting firm for fiscal year 2018. Ernst & Young LLP served in such capacity for fiscal year 2017.

Representatives of Ernst & Young LLP, the Company’s independent registered public accounting firm, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to appropriate questions. For information regarding fees paid to Ernst & Young LLP, see “Audit Fees” above.

The Board of Directors Recommends that You Vote FOR the Ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2018.

ITEM 3. PROVIDE AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are seeking stockholder approval of the Company’s executive compensation program and practices as disclosed in this Proxy Statement. While this vote is advisory, and not binding on the Board, it will provide information to the Board and the Organization and Compensation Committee regarding investor sentiment about our executive compensation programs and practices, which the Organization and Compensation Committee will carefully review when evaluating our executive compensation program.

Stockholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s executive officers, as disclosed in the 2018 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

The Company is committed to maintaining executive compensation programs and practices that are aligned with the Company’s business strategy. As a result, the Company has a strong pay-for-performance philosophy that greatly impacts its decisions regarding executive compensation. Our executive compensation programs seek to align management’s interests with our stockholders’ interests to support long-term value creation and pay for performance. This philosophy and the compensation structure are essential to the Company’s ability to attract, retain and motivate individuals who can achieve superior financial results in the best interests of the Company and its stockholders. To that end, our program links pay to performance by delivering a significant majority of the total compensation opportunity of our Named Executive Officers in variable or performance-based compensation programs (annual and long-term incentive plans). Performance measures used in the Company’s annual and long-term incentive plans support the Company’s annual operating plan and longer term strategy and are tied to key Company measures of short and long-term performance. Our program also aligns the Named Executive Officers’ financial interest with those of our stockholders by delivering a substantial portion of their total compensation in the form of equity awards and other long-term incentive vehicles.

We urge our stockholders to read “Compensation Discussion and Analysis” above, which describes in detail how our executive compensation program and practices operate and are designed to achieve our compensation objectives, as well as the accompanying compensation tables which provide detailed information on the compensation of our Named Executive Officers.

The Board of Directors recommends a vote FOR the approval of executive compensation set forth in this proxy statement.

ITEM 4. PROVIDE AN ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY

VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are asking stockholders to vote on whether future advisory votes on executive compensation of the nature reflected in Item 3 above should occur every year, every two years or every three years. This frequency vote is required to be held at least once every six years. At the 2012 Annual Meeting, stockholders approved the annual frequency option for the advisory vote on executive compensation and since 2012, the Company’s stockholders have provided the advisory vote on executive compensation on an annual basis.

This advisory vote provides stockholders the ability to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. The frequency alternative that receives the most votes will be considered the advisory choice of stockholders. Stockholders are not voting to approve or disapprove the Board’s recommendation. While this vote is advisory, and not binding on the Board, the Organization and Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

After careful consideration, the Board has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation decisions and disclosures are made annually. Holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation programs. We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

The Board of Directors recommends a vote FOR the “one year” frequency option for the advisory vote on executive compensation.

OTHER MATTERS

Neither the Company nor its directors intend to bring before the Annual Meeting any matter other than the election of the ten directors, ratification of the Company’s independent public accounting firm, approval of the Company’s executive compensation and frequency of the advisory vote on executive compensation. Also, they have no present knowledge that any other matter will be presented by others for action at the meeting.

2019 STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder proposals that are intended to be included in the Company’s proxy materials for the 2019 Annual Meeting must be presented pursuant to Securities and Exchange Commission Rule 14a-8, or the Company’s Bylaws as applicable, and received by the Corporate Secretary of the Company no later than December 27, 2018.

A stockholder that intends to present business at the 2019 Annual Meeting other than pursuant to Rule 14a-8, which may not be included in the Company’s proxy materials, must comply with the requirements set forth in the Company’s Bylaws. Among other things, a stockholder must give written notice of its intent to bring business before the 2019 Annual Meeting to the Company no later than March 8, 2019 and no earlier than February 6, 2019. However, if the date for the 2019 Annual Meeting is more than 30 calendar days prior to, or after, June 6, 2019, then such written notice must be received no later than the 90th day prior to the date of such meeting, or, if later, the tenth day following the day on which we announce the annual meeting date to the public. This written notice must contain specified information as set forth in the Company’s Bylaws.

You may recommend any person to be a director by writing to the Corporate Secretary of the Company. The period for submitting written notice nominating a director for the 2019 Annual Meeting is not earlier than the 120th day prior to the date of the 2019 Annual Meeting and not later than the 90th day prior to the date of the 2019 Annual Meeting, or, if later, the tenth day following the day on which we announce the annual meeting date to the public. This notice must include, among other things, the name, age, address, occupations and stockholdings of the proposed nominee.

To the extent permitted, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal or nomination.

MISCELLANEOUS

Copies of our code of business conduct and ethics entitled, “Ethics and Integrity Policy”, as well as the Corporate Governance Guidelines and charters of all standing Board committees, are available on our website at www.visteon.com, by contacting our Investor Relations department in writing at One Village Center Drive, Van Buren Township, MI 48111; by phone (734) 710-8349; or via email at william.robertson@visteon.com.

Visteon’s Annual Report on Form 10-K for the year ended December 31, 2017 (and consolidated financial statements) is being made available to you with this Proxy Statement. Stockholders may obtain, at no charge, an additional copy of our Annual Report on Form 10-K for the year ended December 31, 2017, including exhibits thereto, by contacting our Investor Relations department in writing at One Village Center Drive, Van Buren Township, MI 48111; by phone (734) 710-8349; or via email at william.robertson@visteon.com. Our periodic and current reports, including our Annual Report on Form 10-K, and any amendments thereto, are also available through our internet website at www.visteon.com/investors.

The SEC has adopted rules that allow us to send a single copy of our Notice of Internet Availability of Proxy Materials or proxy solicitation and other required Annual Meeting materials to two or more stockholders sharing the same address. We may do this only if the stockholders at that address share the same last name or if we reasonably believe that the stockholders are members of the same family. If we are mailing a paper copy of our proxy materials, the rules require us to send each stockholder at the shared address a separate proxy card.

We believe this rule is beneficial to both our stockholders and to us. Our printing and postage costs are lowered anytime we eliminate duplicate mailings to the same household. However, stockholders at a shared address may revoke their consent to the householding program and receive a separate copy of these materials. If you have elected to receive paper copies of our proxy materials and want to receive a separate copy of these materials, please call Broadridge at (800) 579-1639. If you consented to the householding program and wish to revoke your consent for future years, simply call, toll free, (800) 579-1639, or write to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you received more than one Notice of Internet Availability of Proxy Materials or proxy card, then you probably have multiple accounts with us and/or brokers, banks or other nominees. You should vote all of the shares represented by these proxy cards. Certain brokers, banks and nominees have procedures in place to discontinue duplicate mailings upon a stockholder’s request. You should contact your broker, bank or nominee for more information. Additionally, our transfer agent, Computershare Shareowner Services, can assist you if you want to consolidate multiple registered accounts existing in your name. To contact our transfer agent, write to Visteon Corporation, c/o Computershare, P.O. Box 505000, Louisville, KY 40233, or call (877) 881-5962.

APPENDIX A

Visteon Director Independence Guidelines

A director will be deemed “independent,” and to have no direct or indirect material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company), if he/she meets all of the following criteria:

1. Has not been an employee of Visteon or its subsidiaries within the last three years.

2. Is not currently a partner or employee of Visteon’s internal or external auditor or a former partner or employee of Visteon’s internal or external auditor or was within the last three years (but is no longer) a partner or employee of Visteon’s internal or external auditor who personally worked on Visteon’s audit within that time.

3. Has not been employed by a company in which, concurrently with such employment, an executive officer of Visteon served on the compensation committee of such company within the last three years.

4. Has not received more than $100,000 per year in direct compensation from Visteon or its subsidiaries within the last three years, other than director or committee fees and pensions or other forms of deferred compensation for prior service (and not contingent on continued service).

5. Is not currently an executive officer or employee of a company that, within the past three years, has made payments to, or received payments from, Visteon or its subsidiaries for property or services in an amount which, in any single fiscal year, exceeded the greater of $200,000 or 5% of such other company’s consolidated gross revenues for such year.

6. Has no immediate family member (1) who (i) has been employed by Visteon as an officer, (ii) is a current partner of Visteon’s internal or external auditor or a current employee of Visteon’s internal or external auditor who participates in the audit, assurance or tax compliance (but not tax planning) practice, (iii) is a former partner or employee of Visteon’s internal or external auditor who personally worked on Visteon’s audit within the last three years, (iv) has been employed as an officer of another company where a Visteon executive officer served on the compensation committee of that company within the last three years, (v) received more than $100,000 per year in direct compensation from Visteon or its subsidiaries other than pensions or other forms of deferred compensation for prior service (and not contingent on continued service), or (vi) is currently an officer of a company that has made payments to, or received payments from, Visteon or its subsidiaries for property or services in an amount which, during any twelve month period, exceeded the greater of $200,000 or 5% of such other company’s consolidated gross revenues for such year, in each case, within the last three years.

7. Is not currently an executive officer of a tax-exempt organization that has received, within the preceding three years, contributions from Visteon or its subsidiaries in any single fiscal year in excess of the greater of $200,000 or 5% of such charitable organization’s consolidated gross revenues for such year.

8. Does not have any other relationships with the Company or with members of senior management that the Board determines to be material.

December 14, 2017

(1)	A director’s immediate family shall include his or her spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law and anyone (other than domestic employees) who shares such director’s home.

A-1

APPENDIX B

Directions to Grace Lake Lodge

Traveling West via I-94 or from Detroit Metropolitan Airport (DTW):

•	Take I-275 North
•	Exit at Ecorse Rd. (Exit 20). The exit is north of I-94 and south of Michigan Ave.
•	Turn right (east) at Ecorse Rd.
•	Grace Lake Corporate Center is on the right, approx. 1/4 mile from the exit

Traveling East via I-94:

•	Exit at Haggerty Rd. (north)
•	Take Haggerty Rd., approx. 2 miles, to Ecorse Rd. and turn right (east)
•	Grace Lake Corporate Center is on the right, approx. 1 mile

Traveling North or South via I-275:

•	Exit at Ecorse Rd. (Exit 20). The exit is north of I-94 and south of Michigan Ave.
•	From the North: turn left (east) at Ecorse Rd.
•	From the South: turn right (east) at Ecorse Rd.
•	Grace Lake Corporate Center is on the right, approx. 1/4 mile from the exit

Entering Grace Lake Lodge:

•	Follow the signs to Grace Lake Lodge located on South side of campus

B-1

This Proxy Statement is printed entirely on recycled and recyclable paper. Soy ink, rather than petroleum-based ink, is used.

VISTEON CORPORATION ONE VILLAGE CENTER DRIVE VAN BUREN TOWNSHIP, MI 48111VOTE BY INTERNET—www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.VOTE BY PHONE—1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. STOCKHOLDER MEETING REGISTRATION: To vote and/or attend the meeting, go to the “Register for Meeting” link at www.proxyvote.com.        TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:    E42365-P07377 KEEP THIS PORTION FOR YOUR RECORDS    THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.    DETACH AND RETURN THIS PORTION ONLY    VISTEON CORPORATION The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees:    1a. James J. Barrese 1b. Naomi M. Bergman 1c. Jeffrey D. Jones 1d. Sachin S. Lawande 1e. Joanne M. Maguire 1f. Robert J. Manzo 1g. Francis M. Scricco For address changes and/or comments, please check this box and write them on the back where indicated. 1h. David L. Treadwell 1i. Harry J. Wilson 1j. Rouzbeh Yassini-Fard    The Board of Directors recommends you vote FOR the following proposals: 2. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2018. 3. Provide advisory approval of the Company’s executive compensation.    The Board of Directors recommends you vote 1 Year 2 Years 3 Years Abstain 1 year on the following proposal: 4. Provide an advisory vote on the frequency of ! ! ! ! the advisory vote on executive compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.    Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ANNUAL MEETING OF STOCKHOLDERS June 6, 2018, 9:00 a.m. Eastern Daylight Time Grace Lake Lodge 40300 Tyler Road Van Buren Township, Michigan    Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. If you plan to attend the meeting in person, please register and print an admission ticket in advance at www.proxyvote.com, following the instructions set forth in the Annual Meeting Proxy Statement. You will need the 16-digit control number printed on the other side of this proxy card.
Questions? Please contact us at 1-734-710-8349    E42366-P07377    VISTEON CORPORATION PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS June 6, 2018, 9:00 a.m. Eastern Daylight Time Grace Lake Lodge 40300 Tyler Road Van Buren Township, Michigan VISTEON CORPORATION ONE VILLAGE CENTER DRIVE VAN BUREN TOWNSHIP, MI 48111    TO THE STOCKHOLDERS OF VISTEON CORPORATION: NOTICE IS HEREBY GIVEN that the Annual Meeting of stockholders of VISTEON CORPORATION, a Delaware corporation (the “Company”), will be held on June 6, 2018, at 9:00 a.m. Eastern Daylight Time at Grace Lake Lodge, 40300 Tyler Road, Van Buren Township, Michigan, for the purposes stated on the reverse. By signing the proxy, you revoke all prior proxies and appoint Brett D. Pynnonen and Heidi A. Sepanik, and each of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters that may come before the annual meeting and all adjournments or postponements thereof. All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible. In order to ensure your representation at the meeting, a return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if these shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. The foregoing items of business are more fully described in the proxy statement accompanying this Notice. The Board of Directors has fixed the close of business on April 10, 2018, as the record date for the determination of stockholders entitled to notice of and to vote at this annual meeting and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.    Address Changes/Comments: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (See reverse for voting instructions)